Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of November 20, 2007 (the “Execution Date”) by and between: (i) Dana Corporation (“Dana”), on behalf of itself and its direct and indirect wholly-owned subsidiaries (collectively, the “Dana Entities”); and (ii) Affinia Group Inc. (“Affinia”), on behalf of itself and its direct and indirect wholly-owned subsidiaries (collectively, the “Affinia Entities”). Each of the Dana Entities and the Affinia Entities may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.	On March 3, 2006 (the “Petition Date”), Dana and 40 of its affiliates (collectively with Dana, the “Debtors”) filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors’ chapter 11 cases (collectively, the “Bankruptcy Cases”) are being jointly administered under Case Number 06-10354 (BRL). On October 23, 2007, the Debtors filed their Third Amended Joint Plan of Reorganization (Docket No. 6671) (as it may be amended, the “Plan”) and a related Disclosure Statement, which was approved by the Bankruptcy Court on that date.

B.	As of July 8, 2004, Dana and Affinia entered into that certain Stock and Asset Purchase Agreement (the “Purchase Agreement”), which provided for, among other things, the sale of Dana’s aftermarket business to Affinia (the “Sale Transaction”) for approximately $1.1 billion in cash, a Seller Subordinated Note in the face amount of $74.5 million (the “Affinia Note”) from Affinia Group Holdings Inc. (“Affinia Holdings”) and other consideration. The closing of the Sale Transaction occurred on November 30, 2004 (the “Closing Date”).

C.	On November 30, 2004, in connection with the closing of the Sale Transaction under the Purchase Agreement, Dana and Affinia also entered into that certain Spicer Trademark License Agreement between Dana and Affinia (the “Spicer Trademark License”), effective as of November 30, 2004. The Spicer Trademark License, among other things, granted Affinia a non-exclusive license for the use of the “Spicer” trademark and the “www.spicerchassis.com” domain name in exchange for potential future royalties. The term of the Spicer Trademark License currently runs through December 31, 2029.

D.	In addition to the Purchase Agreement, the Spicer Trademark License and the Affinia Note, Dana and Affinia (or their respective affiliates) also entered into various other ancillary agreements in connection with the Sale Transaction (collectively, the “Other Ancillary Agreements”), including transition services agreements, other trademark license agreements, distribution and other commercial agreements and other typical closing agreements.

E.	As of the closing of the Sale Transaction, Quinton Hazell (“Quinton Hazell”), now owned by Affinia, was a foreign subsidiary of Dana. At the time of the closing, Quinton Hazell owed $533,743 as an intercompany obligation to Dana Spicer Europe, Ltd. (the “Quinton Hazell Receivable”). Dana believes that, pursuant to the terms of the Purchase Agreement, Affinia owes Dana on account of the Quinton Hazell Receivable. Affinia has disputed this claim and asserted instead that the Dana Entities owe amounts in excess of the Quinton Hazell Receivable to Quinton Hazell.

F.	As part of the Sale Transaction, Affinia acquired certain real property and improvements located in McHenry, Illinois, where Affinia operates a Distribution Center. A portion of the property comprising this facility, consisting of approximately 12.39 acres identified as “Lot 63” (DOC 94R045165, PIN 14-10-202-002) in the McHenry Corporate Center and located in McHenry, Illinois (the “McHenry Property”), was not transferred to Affinia and title to the McHenry Property remains in the name of one of the Dana Entities. Affinia asserts that Dana was required under the Purchase Agreement to transfer the McHenry Property to Affinia.

G.	In late 2006, Dana Canada Corp. (“Dana Canada”) transferred a workers’ compensation refund received from the Ontario Workers Compensation Board, totaling $351,760.00 (the “Workers’ Compensation Refund”), to Affinia Canada Corp. (“Affinia Canada”). Dana believes the Workers’ Compensation Refund was transferred to Affinia Canada in error and has requested its return.

H.	Affinia is in possession of certain trailers previously leased by Dana from General Electric Capital Corp. (collectively, the “Trailers”). Title to the Trailers remains in the name of Dana. Affinia asserts that Dana was required under the Purchase Agreement to transfer title to these Trailers to Affinia. A schedule identifying the Trailers is attached hereto as Exhibit A.

I.	Affinia asserts that the Dana Entities were required to consent to the transfer of certain software licenses to the Affinia Entities. Affinia thus has requested that the Dana Entities consent to the transfer of certain software license agreements for PTC software from the Dana Entities to the Affinia Entities and pay the related assignment fee (the “PTC Software License”). Dana has not agreed to pay the transfer fees relating to the PTC Software Licenses and does not agree that it is required to do so.

J.	Affinia asserts that the Dana Entities were obligated to, and has requested that the Dana Entities, pay 50% of the costs of the shutdown of Affinia Canada’s Burnaby, British Columbia warehouse, pursuant to Section 15.5 of the Warehousing Services Agreement, dated November 30, 2004, between Dana Canada and Affinia Canada. The Dana Entities have not agreed to pay the requested costs.

K.	Dana currently purchases certain products from Affinia on a purchase order basis. This supply arrangement was the subject of an Essential Supplier Agreement between Dana and Affinia dated August 31, 2006 (the “Essential Supplier Agreement”), which includes commercial terms that will expire upon Dana’s emergence from chapter 11. In connection with this supply relationship and numerous other claims against Dana, Affinia filed Proof of Claim No. 11676 in the amount of $429,579.00 against Dana (the “Trade Claim”). Dana consented to the allowance of the Trade Claim in a letter agreement dated August 30, 2006.

L.	During the Debtors’ chapter 11 cases, in addition to the Trade Claim, the Affinia Entities filed certain proofs of claims against Dana and the other Debtors (collectively, the “Affinia Claims”).

M.	Pursuant to an Order of the Bankruptcy Court dated February 23, 2007 (Docket No. 4813) (the “Sale Order”), the Debtors sold the assets of their Engine Products Group to MAHLE GmbH (“MAHLE”). Pursuant to the authority granted in the Sale Order and the terms of the Agreement dated March 2, 2007 (the “Assignment Agreement”) between certain of the Affinia Entities and the Debtors, certain of the Other Ancillary Agreements were either (1) assumed and assigned to MAHLE (collectively, the “Assigned Agreements”) or (2) bifurcated by agreement of the parties and assumed (if the agreement was with a Debtor) and assigned in part to MAHLE (collectively, the “Bifurcated Assigned Agreements”). The Assigned Agreements are as follows:

•	Sales Agreement (Dana Global Sales) between the Clevite Engine Products Division of Dana Corporation and AAG Acquisition Corporation n/k/a Affinia Products Corp., dated November 30, 2004;

•	ADMS Services Agreement between the Clevite Engine Products Division of Dana Corporation and AAG Acquisition Corporation n/k/a Affinia Products Corp., dated November 30, 2004; and

•	Sales Agreement (CarQuest) between the Clevite Engine Products Division of Dana Corporation and Wix Filtration Corporation, dated November 30, 2004.

The Bifurcated Assigned Agreements (in the forms attached to the Assignment Agreement as Exhibit 4) are as follows:

•

Amended and Restated Brazilian Trademark License Agreement between Dana Corporation, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, as modified and bifurcated as of March 9, 2007;

•	Amended and Restated Argentina Trademark License between Dana Corporation and Brake Parts Argentina S.A., dated November 30, 2004, as modified and bifurcated as of April 30, 2007;

•

Amended and Restated Distribution Agreement between Dana Corporation, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated March 14, 2005 and effective December 1, 2004, as modified and bifurcated as of March 9, 2007; and

•

Amended and Restated Commission Agreement between Dana Argentina S.A., Dana San Juan S.A., Dana San Luis S.A. and Brake Parts Argentina S.A., dated December 1, 2004, as modified and bifurcated as of April 30, 2007.

N.	Pursuant to the Assignment Agreement, the Dana Entities expressly retained their rights to assume, assume and assign or reject the remaining portions of the Bifurcated Assigned Agreements not assigned to MAHLE, as set forth on Exhibit 3 to the Assignment Agreement (collectively, the “Remaining Bifurcated Agreements”).

O.	As contemplated by the Assignment Agreement, on March 14, 2007, the Heavy Vehicle Technology Systems Service division of Dana and the Affinia Global Sales division of Affinia Products Corp. entered into a three-year agreement (effective as of May 14, 2007) for Affinia Global Sales to distribute commercial vehicle aftermarket products outside of the United States, Canada, Mexico and Mercosur region (as amended, the “Heavy Vehicle Aftermarket Agreement”). The Parties have discussed certain potential changes to the Heavy Vehicle Aftermarket Agreement.

P.	On September 26, 2007, Dana filed with the Bankruptcy Court that certain Complaint against Affinia Group, Inc. and Affinia Canada, initiating Adversary Case No. 07-02059 (the “Turnover Action”). By the Turnover Action, Dana alleged, among other things, that: (1) Affinia, Affinia Canada or one of the other Affinia Entities is in possession of tax refunds and/or credits received from the Canada Revenue Agency (the “CRA”) and owed to Brake Parts Canada, Inc., on account of the 1999-2004 tax years, in the approximate amount of $32,500,000.00 (in U.S. dollars) (as further defined in paragraph 3.a below, the “Tax Refund”); (2) the Purchase Agreement provided that Dana would be entitled to the Tax Refund and required Affinia to remit any such Tax Refunds to Dana; (3) under the Purchase Agreement, the Tax Refund constitutes an excluded asset to which Dana is expressly entitled, and therefore the Tax Refund is property of Dana’s bankruptcy estate; and (4) Affinia, Affinia Canada or such other Affinia Entity holding the Tax Refund therefore is required to turn over the Tax Refund to Dana pursuant to section 542 of the Bankruptcy Code. The Affinia Entities dispute the allegations made by Dana in the Turnover Action and have expressed their intention to vigorously defend against the Turnover Action. Affinia further alleges that any claims it may have against Dana under the Purchase Agreement may be setoff against or recouped from the Tax Refund.

Q.	On October 3, 2007, Dana filed the Motion of Debtor Dana Corporation, Pursuant to Section 365 of the Bankruptcy Code and Bankruptcy Rule 6006, for an Order Authorizing the Rejection of Certain Agreements with AAG Opco Corp (n/k/a Affinia Group, Inc.) (Docket No. 6356) (the “Rejection Motion”), seeking the entry of an Order authorizing Dana to reject (1) the Purchase Agreement, effective immediately upon obtaining approval of the Bankruptcy Court; and (2) the Spicer Trademark License, effective as of December 31, 2007. By the Rejection Motion, the Debtors do not seek to reject any of the Other Ancillary

Agreements, and reserved all of their rights to assume, assume and assign or reject the Other Ancillary Agreements pursuant to section 365 of the Bankruptcy Code to the extent such agreements are executory contracts or unexpired leases and have not previously been assumed and assigned in the Bankruptcy Cases. Affinia disputes the relief sought in the Rejection Motion. Among other things, Affinia has claimed that the Other Ancillary Agreements are part of an integrated agreement with the Purchase Agreement and the Spicer Trademark License, and all of these agreements must be assumed or rejected together. Affinia has expressed its intention to vigorously defend against the Rejection Motion.

R.	Dana and Affinia desire to resolve all currently outstanding issues between the Parties and have agreed to do so on the terms and conditions of this Settlement Agreement.

AGREEMENT:

NOW, THEREFORE, after good faith, arms’ length negotiations without collusion, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms:

1. Settlement Motion. Within five business days after the Execution Date, the Debtors will file a motion with the Bankruptcy Court pursuant to sections 363, 365 and 502 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Settlement Motion”) seeking an Order of the Bankruptcy Court in form and substance acceptable to both Dana and Affinia (the “Approval Order”) to approve this Settlement Agreement and grant related relief. The Parties will use reasonable commercial efforts to obtain entry of the Approval Order prior to the Effective Date (as such term is defined in the Plan). The date that the Approval Order is entered is referred to herein as the “Approval Date.”

2. Treatment of Purchase Agreement. To the extent any provisions of the Purchase Agreement are executory, such provisions will be terminated in their entirety, and the Purchase Agreement will be of no further force and effect, as of the Approval Date, except as otherwise provided herein.

3. Remittance of Canadian Tax Refunds.

a. As soon as reasonably possible, but in any event no later than ten days after the Approval Date, Affinia will cause the entire amount of the tax refunds received by any of the Affinia Entities from the CRA and the provincial tax authorities in Ontario and Quebec (collectively, the “Provincial Authorities”) for, intra alia, Part I Tax for years 1990 to 1996 and Part 13 Tax and interest on account of the 1999-2004 tax years (collectively with any additional amounts that may be owed to or received by any of the Affinia Entities in the future, the “Tax Refund”) to be transferred to Dana, minus the amount of $8,723,161.75 (CDN) paid by Affinia Canada to the CRA in respect of the CRA assessment for the 2002-2004 period (the “Additional Tax Amount”). Other than a deduction for the Additional Tax Amount, the transfer of the Tax Refund by Affinia to Dana will not be subject to setoff, recoupment or reduction of any kind.

b. Affinia represents that the amount of the Tax Refund that has been received by the Affinia Entities to date totals $39,965,445.06 (CDN).

c. Dana will indemnify the Affinia Entities and hold them harmless from the amount of additional income tax owing to the CRA and the Provincial Authorities as a result of the Affinia Entities’ receipt of the Tax Refund (calculated without regard to any credits or net operating losses available to Affinia or an Affinia Entity). Any payment made pursuant to this paragraph 3.c shall be paid to Affinia on the later of (i) 21 days after the Affinia Entities make a written demand upon Dana and (ii) if a payment is owed by the Affinia Entities to the CRA or the Provincial Authorities, five business days prior to the date on which the underlying amount is required to be paid by the Affinia Entities, provided that Affinia provides Dana with at least 21 days’ notice of such payment and the support for the calculation of such payment.

d. Affinia will have an ongoing obligation to notify Dana promptly in writing if any additional Tax Refund amounts are received by any of the Affinia Entities and to promptly remit such additional amounts to Dana.

e. Affinia will grant Dana or its representative irrevocable authority to communicate with, and receive information from, the CRA and the Provincial Authorities with respect to the Tax Refund and the Additional Tax Amount.

f. Dana will provide wire transfer instructions to Affinia to accomplish the payments contemplated by this paragraph 3.

4. Treatment of Future Tax Matters. The Dana Entities and the Affinia Entities agree that, except as expressly provided herein, all pending and future tax matters involving the Affinia Entities, the Dana Entities and the reorganized Debtors from and after the Effective Date (collectively, the “Reorganized Debtors”) shall be resolved in accordance with the provisions set forth on Exhibit B attached hereto; provided that nothing in the attached Exhibit B shall be deemed to modify in any way the terms of paragraph 3 above. Defined terms identified on the attached Exhibit B and not otherwise defined in this Agreement are incorporated herein by reference.

5. Return of Canadian Workers’ Compensation Refund. Within ten days after the Approval Date, Affinia will cause the entire Workers’ Compensation Refund to be returned to Dana Canada by wire transfer of immediately available funds. Dana will provide wire transfer instructions to Affinia to accomplish the payments contemplated by this paragraph 5.

6. Waiver of Quinton Hazell Receivable. The Parties agree that no further amounts are owed to either Party with respect to or in connection with the asserted Quinton Hazell Receivable.

7. McHenry Real Estate. The Debtors will transfer title to the McHenry Property to Affinia on an “as-is, where-is” basis as soon as reasonably practicable after the Approval Date. To accomplish the transfer, the appropriate Debtor will execute a quitclaim deed in favor of Affinia. Affinia will pay any and all costs owed to third parties related to such transfer.

8. Trailers. Dana will take such steps as are necessary to transfer title to the Trailers to Affinia on an “as-is, where-is” basis as soon as reasonably practicable after the Approval Date. Affinia will pay any and all costs owed to third parties related to such transfer.

9. PTC Software. Dana will have no obligation to transfer the PTC Software License to Affinia or pay any transfer fees related thereto.

10. Burnaby Warehouse. Affinia’s request for payment of 50% of the shutdown costs associated with the Burnaby Warehouse is deemed satisfied and resolved by the consideration provided by the Dana Entities hereunder.

11. Supply Arrangement. With respect to the supply relationship governed by the Essential Supplier Agreement, Affinia will maintain the current pricing, trade terms and conditions relating to the supply of components to the Dana Entities (as set forth in the Essential Supplier Agreement) through and including March 31, 2008, unless alternative arrangements are agreed upon by the Parties prior to that date. The Parties will work in good faith to resolve issues relating to the pricing and trade terms for this supply relationship.

12. Heavy Vehicle Aftermarket Agreement. The Parties will modify the Heavy Vehicle Aftermarket Agreement to: (a) extend the term of the agreement by two years, providing for a five-year term; and (b) remove Section 3 thereof, which provides for the right of termination of the agreement upon 180 days’ notice by either party. To document these modifications, the parties will execute an amended and restated Heavy Vehicle Aftermarket Agreement in a form acceptable to both Dana and Affinia.

13. Spicer Trademark License. The Spicer Trademark License will be modified to provide: (a) that the expiration date of the Spicer Trademark License is shortened from December 31, 2029 to December 31, 2010; (b) that the Spicer Trademark License is royalty free for the entire shortened term; and (c) appropriate provisions relating to Affinia’s transition away from the licensed trademarks, including the terms set forth on the attached Exhibit C. To document these modifications, the parties will execute an amended and restated Spicer Trademark License in substantially the form to be filed with the Bankruptcy Court prior to the hearing on the Motion. Dana will assume the Spicer Trademark License as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date.

14. Treatment of Other Ancillary Agreements. The Other Ancillary Agreements will be treated as follows:

a. Brazil Distribution Agreement. The Amended and Restated Distribution Agreement between Dana, et al. and Affinia Automotiva Ltda., dated March 14, 2005 and effective December 1, 2004, as modified on March 9, 2007 and constituting one of the Retained Bifurcated Agreements (the “Retained Brazil Distribution Agreement”), will be further modified to remove gaskets (but not elastomers) from the list of products to be distributed under this agreement. To document this modification, the parties will execute the Second Amended and Restated Distribution Agreement in substantially the form attached hereto as Exhibit D. Dana will assume the Retained Brazil Distribution Agreement as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date. The parties will engage in good faith discussions regarding possible amendments, modifications and extensions of the Retained Brazil Distribution Agreement.

b. Brazil Trademark License. The Amended and Restated Brazilian Trademark License Agreement between Dana, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, as modified on March 9, 2007 and constituting one of the Retained Bifurcated Agreements (the “Retained Brazil Trademark License”), will be further modified to remove the “Victor Reinz” trademark from the trademarks licensed under this agreement. To document this modification, the parties will execute the Second Amended and Restated Brazilian Trademark License Agreement in substantially the form attached hereto as Exhibit E. Dana will assume the Retained Brazil Trademark Agreement as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date.

c. Argentina Commission Agreement. The Amended and Restated Commission Agreement between Dana Argentina S.A., Dana San Juan S.A., Dana San Luis S.A. and Brake Parts Argentina S.A., dated December 1, 2004, as previously agreed to be modified in the Assignment Agreement and constituting one of the Retained Bifurcated Agreements (the “Retained Argentina Commission Agreement”), will be further modified to (i) remove gaskets from the list of products to be distributed under this agreement and (ii) amend Section 3.1 so that no notice of termination may be effective until at least 73 months from November 30, 2004. To document these modifications, the parties will execute the Second Amended and Restated Commission Agreement in substantially the form attached hereto as Exhibit F, which will be effective as of the Approval Date. The Parties will engage in good faith discussions regarding the possible extension of the term of the Retained Argentina Commission Agreement and related commercial terms.

d. Argentina Trademark License. Dana will assume the Amended and Restated Argentina Trademark License between Dana and Brake Parts Argentina S.A., dated November 30, 2004, as previously agreed to be modified in the Assignment Agreement and constituting one of the Retained Bifurcated Agreements (the “Retained Argentina Trademark License”), pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date. The Parties will engage in good faith discussions regarding the possible extension of the term of the Retained Argentina Trademark License and related commercial terms.

e. Transition Trademark License Agreement. The Transition Trademark License Agreement between Dana and Affinia, dated November 30, 2004 will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

f. Nakata License Agreement. The Nakata Trademark License Agreement between Dana and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

g. Nakata Right of First Refusal Letter. The Nakata right of first refusal letter from Dana to Affinia dated as of July 8, 2004 will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

h. Joint Defense and Common Interest Agreement. The Joint Defense and Common Interest Agreement between Dana, et al. and Affinia, et al., dated July 8, 2004, will be terminated as of the Approval Date by agreement of the Parties. Upon its termination, none of the parties to this agreement will have any further rights, claims or obligations thereunder.

15. Assignment of Agreements. The rights and obligations of any Debtor under any of agreements assumed by the Debtors hereunder, pursuant to section 365 of the Bankruptcy Code, and the Heavy Vehicle Aftermarket Agreement will be assigned as of the Effective Date to Dana Limited, one of the Reorganized Debtors identified on Exhibit V.B.1 to the Plan. Such assignment will not affect the rights and obligations of any non-Debtor parties to these agreements.

16. Treatment of Claims. The claims asserted, or that could be asserted, by the Affinia Entities in the Bankruptcy Cases or otherwise against the Dana Entities will be treated as follows:

a. Consistent with prior agreements of the Parties, the Trade Claim will be allowed in the amount of $429,579.00 as a general unsecured nonpriority claim against Dana.

b. In full and final satisfaction of any claims that Affinia may have against Dana under or with respect to the Purchase Agreement or the Spicer Trademark License as of the date of the settlement (including any potential rejection or termination damages claims) and as further consideration of the various concessions made by Affinia as described herein, Proof of Claim No. 11680 filed by Affinia will be liquidated and allowed in the amount of $21,700,000.00 as a general unsecured nonpriority claim against Dana (the “Settlement Claim”).

c. The Trade Claim and the Settlement Claim (collectively, the “Allowed Claims”) will be subject to treatment and satisfaction pursuant to the terms and conditions of the Plan or such other plan of reorganization that is confirmed and becomes effective in the Bankruptcy Cases.

d. Affinia agrees that no amounts are owed to cure any defaults under the Other Ancillary Agreements as of the date of this Settlement Agreement (other than amounts owed in the ordinary course of business), and that the cure amount under section 365(b)(1)(A) of the Bankruptcy Code for any agreement to be assumed hereunder will be $0.00.

e. Other than the Allowed Claims, all other proofs of claim that the Affinia Entities have filed in the Debtors’ chapter 11 cases or that have been scheduled on behalf of the Affinia Entities, including the Affinia Claims identified on the attached Exhibit G, will be deemed waived, extinguished and expunged. The Affinia Entities agree that they will not file any further proofs of claim in these cases and that any such additional claims, if filed, will be deemed waived, extinguished and expunged without further action by the Parties or the Bankruptcy Court.

17. Automotive Aftermarket Industry Association. Dana will take reasonable steps to assist in the transfer of the list of benefactors or trustees relating to the Automotive Aftermarket Industry Association from the name “Dana Corporation” to “Affinia Group.”

18. Releases.

a. As of the Approval Date, in consideration for the mutual covenants, promises and obligations contained herein, the Affinia Entities, on behalf of themselves and their respective agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, hereby waive, release and discharge each of the Dana Entities and their respective affiliates (including, but not limited to, the Debtors), subsidiaries, predecessors, successors, employees, agents, attorneys, directors, officers, administrators, personal representatives and assigns from any and all claims, demands, causes of action, accounts, liens, debts and liabilities of any kind arising under or related to the Sale Transaction, the Purchase Agreement, the Spicer License Agreement and the Other Ancillary Agreements that existed prior to the Approval Date, whether in law or in equity, direct or indirect, known or unknown, previously asserted or not yet asserted, except for such rights and claims that are expressly granted, preserved, permitted or subsequently arise hereunder.

b. As of the Approval Date, in consideration for the mutual covenants, promises and obligations contained herein, the Dana Entities, on behalf of themselves and their respective agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, hereby waive, release and discharge each of the Affinia Entities and their respective affiliates, subsidiaries, predecessors, successors, employees, agents, attorneys, directors, officers, administrators, personal representatives and assigns from any and all claims, demands, causes of action, accounts, liens, debts and liabilities of any kind arising under or related to the Sale Transaction, the Purchase Agreement, the Spicer License Agreement and the Other Ancillary Agreements that existed prior to the Approval Date, whether in law or in equity, direct or indirect, known or unknown, previously asserted or not yet asserted, except for such rights and claims that are expressly granted, preserved, permitted or subsequently arise hereunder (including, without limitations, all rights under or with respect to the Affinia Note).

19. Waiver of Rights to Insurance. Affinia forever waives and relinquishes any and all rights it has or may have to pursue a claim against or seek the proceeds of the insurance policies that were maintained by Echlin, Inc. and its subsidiaries with American International Group and any of its affiliated companies through and including September 1, 1998, and irrevocably assigns any and all such rights to Dana or one of its designated subsidiaries. Within 30 days after the Approval Date, Affinia will execute an appropriate waiver and assignment agreement in a form acceptable to Dana and Affinia to implement this provision.

20. Litigation Support.

a. In the event that, and for so long as, Affinia actively is prosecuting, contesting or defending any Legal Proceeding (as defined below), action, investigation, charge, claim or demand by or against a third party in connection with (i) any transaction contemplated under Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business or the Acquired Companies, Dana shall, and shall cause its Subsidiaries and its controlled Affiliates to, cooperate with Affinia and its counsel in the prosecution, contest or defense, make available its personnel and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Affinia.

b. In the event that, and for so long as, Dana actively is prosecuting, contesting or defending any Legal Proceeding, action, investigation, charge, claim or demand by or against a third party in connection with (i) any transaction contemplated under the Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business or the Acquired Companies, Affinia shall, and shall cause its Subsidiaries and its controlled Affiliates to, cooperate with Dana and its counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Dana.

c. As used herein, “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or proceeding before a Government Body, other than a Tax Proceeding.

21. Workers’ Compensation. Notwithstanding anything herein to the contrary, Dana and its Subsidiaries shall continue to be solely responsible for claims for workers’ compensation that are incurred prior to the Closing Date with respect to any United States-based “Business Employee” identified in Schedule 15.1(b) of the Purchase Agreement or individuals employed by an Acquired Company before the Closing Date, including any individual who was absent due to vacation, holiday, sickness or other approved leave of absence. Affinia shall continue to be solely responsible for claims for workers’ compensation that are incurred on or after the Closing Date with respect to any “Transferred Employee” under the Purchase Agreement.

22. Product Liability, Warranty and Recall Indemnification.

a. Affinia hereby agrees, from and after the Closing Date, to indemnity, defend and hold the Dana Indemnified Parties (as defined below) harmless from and against any and all Losses (as defined below) arising out of or resulting from the following Liabilities assumed by Affinia under the Purchase Agreement (without duplication):

i. all Liabilities with respect to any return, rebate, recall, warranty or similar liabilities primarily relating to, primarily arising out of or primarily resulting from the Business; and

ii. other than Liabilities arising from or relating to any actual or alleged human exposure to asbestos or asbestos-containing materials manufactured, serviced or sold by Dana or its Subsidiaries (other than an Acquired Company) prior to the Closing Date, all Liabilities for death, personal injury, advertising injury, other injury to persons or property damages occurring after the Closing Date primarily relating to, primarily resulting from, primarily caused by or primarily arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by Dana or its Subsidiaries (other than an Acquired Company), primarily relating to, primarily arising out of or primarily resulting from the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn or breach of express or implied warranties or merchantability or fitness for any purpose or use.

b. As used herein, the “Dana Indemnified Parties” means Dana, its Subsidiaries, their respective Affiliates, together with their successors and permitted assigns (including the Reorganized Debtors after the Effective Date of the Plan), and their officers, directors, employees and agents.

c. As used herein, “Losses” means any and all claims, judgments, fines, causes of action, demands, complaints, arbitrations, assessments, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel whether involving a third-party claim or solely between the parties to this Agreement).

23. Affinia Note. Dana will retain the Affinia Note from Affinia Holdings in the face amount of $74.5 million and all of the rights thereunder. The Affinia Note will not be subject to setoff, recoupment or reduction as a result of, or on account of, any obligations granted, addressed or released hereunder. The Parties agree that the Affinia Note is transferable by Dana.

24. Echlin Trademark License Agreement. The Parties acknowledge that the License Agreement, dated February 9, 2001 between Dana and Echlin Canada Inc. was terminated in accordance with its terms as of November 30, 2004. As a result of its termination, neither party will have any further rights, claims or obligations under this agreement.

25. Successors and Assigns. This Settlement Agreement will be binding upon and will inure to the benefit of each of the Parties and its respective successors and permitted assigns, including, where appropriate, the applicable Reorganized Debtor(s).

26. Notice: Any notice, request, demand or other communication given under this Settlement Agreement will be in writing and will be deemed sufficiently given:

a. Upon the date received by the intended recipient if delivered by hand, overnight courier, or via telefax or email, provided confirmation of receipt is retained.

b. If the sender so elects, effective three days following the date deposited in the United States mail, certified with return receipt requested, postage prepaid, addressed to the recipient as follows:

To the Affinia Entities:	Steven E. Keller, Esq General Counsel and Secretary Affinia Group, Inc. 1101 Technology Drive Suite 100 Ann Arbor, Michigan 48108 Fax No. 734-827-5403 E-mail: Steve.Keller@affiniagroup.com

With a copy to:	Matthew J. Botica, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Fax No. 312-558-5700 E-mail: MBotica@winston.com

To the Dana Entities:	Marc S. Levin, Esq. Acting General Counsel and Acting Secretary Dana Corporation 4500 Dorr Street Toledo, Ohio 43615 Fax No. 419-535-4790 E-mail: marc.levin@dana.com

With a copy to:	Jeffrey B. Ellman, Esq. Jones Day 1420 Peachtree Street, NE Suite 800 Atlanta, Georgia 30309 Fax No. 404-581-8330 E-mail: jbellman@jonesday.com

c. Either Party may advise the other of any change in address or designated person to receive such notice as provided above.

27. Further Assurances. As and when requested by any Party, each Party (including the applicable Reorganized Debtors) will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Settlement Agreement. In addition, the Parties (including the applicable Reorganized Debtors) will work together in good faith to seek to resolve any other issues that may be identified in the future relating to the documentation of the asset transfers made under the Purchase Agreement.

28. Pending Legal Proceedings. On the Approval Date and pursuant to the terms of the Approval Order, the Rejection Motion and the Turnover Action will be deemed resolved and withdrawn with prejudice. The Parties will make any additional filings in the Turnover Action necessary to accomplish the foregoing.

29. Prior Agreements. Nothing in this Settlement Agreement will affect, limit or otherwise modify the parties’ respective obligations under the Assignment Agreement, including with respect to the assignment of the Assigned Agreements and the Bifurcated Assigned Agreements.

30. Entire Agreement. This Settlement Agreement (together with the attached exhibits) sets forth the entire understanding of the Parties hereto, and constitutes the entire agreement between the Parties with respect to the matters contained herein, and supersedes all prior oral or written representations, proposals, term sheets, correspondence, discussions, negotiations and agreements relating to such matters. The Parties acknowledge that there are no representations, understandings or agreements relative to the matters addressed herein except as fully expressed herein. No change, modification, waiver, agreement or understanding, oral or written, in any way purporting to waive or modify the terms of this Settlement Agreement will be binding on either party hereto unless contained in a written document expressly described as an amendment to, waiver of, or extension of this Settlement Agreement and unless such document is duly executed by both Parties. A waiver by either Party of any breach or failure to enforce any term or condition of this Settlement Agreement will not in any way affect, limit or waive such Party’s right at any time to enforce strict compliance with that or any other term or condition of this Settlement Agreement.

31. Counterparts. This Settlement Agreement may be executed in one or more counterparts and by facsimile or electronically transmitted signature, each of which will be deemed to be an original and all of which together will be deemed to constitute one and the same instrument.

32. Severability. If any provision of this Settlement Agreement is deemed invalid and unenforceable by any court of competent jurisdiction or under any statute, regulation, ordinance, executive agreement, or other rule of law, such provision will be deleted or modified, at the election of the Parties, but only to the extent necessary to comply with such ruling, statute, regulation, ordinance, agreement or rule, and the remaining provisions of this Settlement Agreement will remain in full force and effect, provided that such deletion or modification does not materially and adversely affect the rights or obligations of any party hereto.

33. Representations and Warranties.

a. Subject to entry of the Approval Order, the Dana represents and warrants that (i) it has the power and authority to execute this Settlement Agreement on behalf of the Dana Entities, without obtaining the consent or approval of any other person or entity; and (ii) this Settlement Agreement has been duly authorized, executed and delivered by the Dana Entities and is enforceable against the Dana Entities in accordance with its terms.

b. Affinia represents and warrants that (i) it has the power and authority to execute this Settlement Agreement on behalf of the Affinia Entities and their assigns, without obtaining the consent or approval of any other person or entity; and (ii) this Settlement Agreement has been duly authorized, executed and delivered by the Affinia Entities and is enforceable against the Affinia Entities in accordance with its terms.

34. Jurisdiction and Governing Law. This Settlement Agreement will be construed according to the laws of the State of Ohio and the applicable provisions of the Bankruptcy Code without regard to its conflict of laws provisions or any other provision of Ohio or federal law that would require or permit the application of the substantive law of any other jurisdiction to govern this Settlement Agreement. The Bankruptcy Court will have exclusive jurisdiction over any matters arising hereunder.

DANA CORPORATION For itself and each Dana Entity		AFFINIA GROUP INC. For itself and each Affinia Entity

/s/ Marc S. Levin		/s/ Terry R. McCormack
Name:	Marc S. Levin	Name:	Terry R. McCormack
Title:	Acting Secretary	Title:	President
Date:	November 20, 2007

/s/ Susan J. Stewart
		Name:	Susan J. Stewart
		Title:	Assistant Secretary
		Date:	November 20, 2007

EXHIBIT A

LIST OF TRAILERS

Dana Corporation Contract #021-0869190-002

	Unit Number	Serial Number	Year	Make	Model/Type
1	222758	1H2V04825JC001915	1988	FRUEHAUF	Semi -Trailer
2	223037	1H2V04825JC002269	1988	FRUEHAUF	Semi -Trailer
3	223072	1H2V04823JC002304	1988	FRUEHAUF	Semi -Trailer
4	223653	1TA114828J2211643	1988	FRUEHAUF	Semi -Trailer
5	224645	1JJV482U5JL120828	1988	WABASH	Semi -Trailer
6	224710	1JJV482U5JL120893	1988	WABASH	Semi -Trailer
7	224773	1NNVS4827JM119432	1988	MONON	Semi -Trailer
8	224866	1PNV482S0JKB32537	1988	PINES	Semi -Trailer
9	225442	1H2V04820KC000639	1989	FRUEHAUF	Semi -Trailer
10	226145	1TA114821J2210981	1988	THEURER	Semi -Trailer
11	226313	1H2V04829KH055383	1989	FRUEHAUF	Semi -Trailer
12	226956	1DW1A4825KS630208	1989	STOUGHTON	Semi -Trailer
13	226973	1TA114822KG215871	1989	THEURER	Semi -Trailer
14	227381	1NNVS4829KM134113	1989	MONON	Semi -Trailer
15	227405	1NNVS4821KM134137	1989	MONON	Semi -Trailer
16	227474	1H2V04826LH000455	1989	FRUEHAUF	Semi -Trailer
17	227626	1H2V04823LH000607	1989	FRUEHAUF	Semi -Trailer
18	227671	1NNVS4821LM138397	1990	MONON	Semi -Trailer
19	228002	1PNV482S9KKB37592	1989	PINES	Semi -Trailer
20	228013	1PNV482SXKKB37603	1989	PINES	Semi -Trailer
21	229187	1JJV482UXLL149437	1990	WABASH	Semi -Trailer
22	229202	1JJV482U6LL149452	1990	WABASH	Semi -Trailer
23	233211	1DW1A4821NS782622	1992	STOUGHTON	Semi -Trailer
24	233366	1PNV482S7NGB73398	1992	PINES	Semi -Trailer
25	233371	1PNV482S7NGB73403	1992	PINES	Semi -Trailer
26	235916	1DW1A482XPS819802	1993	STOUGHTON	Semi -Trailer
27	238528	1PNV482S2PGB75921	1993	PINES	Semi -Trailer
28	238532	1PNV482SXPGB75925	1993	PINES	Semi -Trailer
29	239269	1L01A4826K1083902	1989	LUFKIN	Semi -Trailer
30	272379	1PNV482S9RKB52782	1994	PINES	Semi -Trailer
31	273858	1DW1A4822PS802721	1993	STOUGHTON	Semi -Trailer
32	277706	1PT01JAH1L9010639	1990	TRAILMOBILE	Semi -Trailer
33	277769	1PT01JAH7M9004068	1991	TRAILMOBILE	Semi -Trailer
34	610100	144373	1991	MILLER	Semi -Trailer
35	610101	799409	1991	MILLER	Semi -Trailer
36	731524	1GRAA9627KB001030	1989	GREAT DANE	Semi -Trailer
37	803091	1H2V04824LBO18326	1990	FRUEHAUF	Semi -Trailer
38	814251	1GRAA9629MB067503	1991	GREAT DANE	Semi -Trailer
39	814311	1GRAA9625MS064713	1991	GREAT DANE	Semi -Trailer
40	814332	1GRAA9622MS064734	1991	GREAT DANE	Semi -Trailer
41	822084	1DTV11Z24NA207755	1992	DORSEY	Semi -Trailer
42	874145	1GRAA9629HB099115	1987	GREAT DANE	Semi -Trailer
43	880364	1TA114821J2211435	1988	THEURER	Semi -Trailer
44	888118	1PT02DAH3J9005762	1988	TRAILMOBILE	Semi -Trailer
45	893203	1H2V04821KH045933	1989	FRUEHAUF	Semi -Trailer
46	893226	1H2V04822KH045956	1989	FRUEHAUF	Semi -Trailer

EXHIBIT B

TAX MATTERS

1.	Tax Indemnification.[1]

(a) Dana and, upon the Effective Date of the Plan, its successor, Reorganized Dana, shall indemnify the Affinia Entities and hold them harmless from all Liability for all pending and future (i) Excluded Taxes; (ii) Transfer Taxes and VAT required to be borne by Dana pursuant to Section 8 below; and (iii) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) and (ii).

(b) Affinia shall indemnify Dana and its Affiliates and hold them harmless from all Liability for all pending and future (i) Taxes imposed on or payable with respect to the Acquired Companies or the Business, other than Excluded Taxes; (ii) Transfer Taxes and VAT required to be borne by Affinia and the Affinia Entities pursuant to Section 8 below; (iii) an amount equal to the product of (A) 28% and (B) Incremental Subpart F Income; and (iv) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii).

(c) Any indemnity payment to be made pursuant to this Section 1 shall be paid no later than the later of (i) ten days after the indemnified party makes written demand upon the indemnifying party and (ii) five days prior to the date on which the underlying amount is required to be paid by the indemnified party (provided that, where no payment is required to be made by the indemnified party, the indemnity payment shall be made at the time specified in clause (i)).

(d) The indemnification provisions in this Section 1 shall survive until the expiration of any applicable statute of limitations.

2.	Preparation and Filing of Tax Returns.

(a) Dana shall timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Dana or the Dana Entities, and (ii) any Tax Return of the Acquired Companies for any Pre-Closing Tax Period, which Tax Returns shall be prepared in a manner consistent with past practices of the Acquired Companies. Affinia shall not amend or revoke such Tax Returns (or any notification or election relating thereto).

(b) Affinia shall, or shall cause the Affinia Entities to, except to the extent that such Tax Returns are the responsibility of Dana under Section 2(a) above, timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to the Acquired Companies. Affinia shall not amend or revoke any Straddle Period Tax Return

[1]	Capitalized terms used herein and not otherwise defined in the Settlement Agreement shall have the meanings set forth in Section 10, hereof.

(or any notification or election relating thereto) without the prior consent of Dana, which consent shall not be unreasonably withheld. Affinia shall promptly reimburse Dana for any actual overpayment of Taxes with respect to a Pre-Closing Tax Period, including by reason of the payment of any estimated Taxes by Dana or its Affiliates.

3.	Refunds, Credits and Carrybacks.

(a) Subject to Section 6 below, Dana shall be entitled to any refunds or credits of or against any Excluded Taxes (and any interest or penalty rebate with respect to such refund or credit) except to the extent such refunds or credits are reflected as an asset in Final Closing Date Working Capital. Affinia shall, at Dana’s reasonable request and at Dana’s expense, cause the relevant entity to file for and use reasonable best efforts to obtain any refund or credit to which Dana is entitled, provided that such actions would not have a significant adverse effect on Affinia or the Affinia Entities in a Post-Closing Tax Period. Subject to Sections 3(c) and 6 below, Affinia shall be entitled to any refunds or credits of or against any Taxes (and any interest or penalty rebate with respect to such refund or credit), other than refunds or credits of or against Excluded Taxes (except to the extent such refunds or credits are reflected as an asset in Final Closing Date Working Capital).

(b) Affinia shall, and shall cause the Acquired Companies to, promptly forward to Dana or reimburse Dana for any refunds or credits of Taxes (and any interest or penalty rebate with respect to such refund or credit) due Dana or Dana Entity (pursuant to the terms hereof) after receipt thereof, and Dana shall promptly forward to Affinia or reimburse Affinia for any refunds or credits of Taxes (and any interest or penalty rebate with respect to such refund or credit) due Affinia or an Affinia Entity (pursuant to the terms hereof) after receipt thereof. If any such refunds or credits are subsequently disallowed, Affinia or Dana, as the case may be, shall promptly pay such amount to the other party.

(c) Affinia shall cause the Acquired Companies to elect, where permitted by applicable Law, to carry forward any item of loss, deduction or credit that arises in any Post-Closing Tax Period.

4.	Tax Contests.

(a) If any taxing authority asserts a Tax Claim in respect of the Acquired Companies, then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto within fourteen (14) calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations hereunder, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) Dana shall have the right to control any Tax Proceeding of the Acquired Companies for any taxable period that ends on or before the Closing Date; provided,

however, that, with respect to any Tax Proceeding solely in respect of the Acquired Companies that would reasonably be expected to have a significant adverse impact on Affinia and its Affiliates (i) Dana shall consult with Affinia before taking any significant action in connection with such Tax Proceeding and (ii) Dana shall not settle, compromise or abandon any such Tax Proceeding, without obtaining the prior written consent of Affinia, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the case of a Tax Proceeding for a Straddle Period of the Acquired Companies, Affinia shall have the right to control such Tax Proceeding; provided, however, that (i) Affinia shall provide Dana with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Affinia shall consult with Dana before taking any significant action in connection with such Tax Proceeding, (iii) Affinia shall consult with Dana and offer Dana an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Affinia shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Dana shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have a significant adverse impact on any Affinia Entity or any of its Affiliates and (vi) Affinia shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Dana, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment would have a significant adverse impact on Dana or its Affiliates.

(d) Affinia shall have the right to control any Tax Proceeding involving the Acquired Companies (other than a Tax Proceeding described in Section 4(b) or (c) above); provided, however, that Affinia shall not settle, compromise or abandon any such Tax Proceeding if such action would reasonably be expected to have a significant adverse impact on Dana or its Affiliates, without obtaining the prior written consent of Dana, which consent shall not be unreasonably withheld, conditioned or delayed.

5.	Cooperation.

The Affinia Entities and the Dana Entities shall provide each other with such cooperation, documentation and information as either of them reasonably may request in (a) filing any original or amended Tax Return or claim for refund, (b) determining a Liability for Taxes, an indemnity or payment obligation under this Article or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until the later of (a) the expiration of the statute of limitations for the Tax periods to which the Tax

Returns and other documents relate or (b) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

6.	Tax Benefits.

Affinia agrees that if, as a result of any adjustment pursuant to a Tax Proceeding with respect to any Acquired Companies for a Pre-Closing Tax Period, Affinia or any Affinia Entity (or any consolidated, combined or unitary group of which Affinia or any Affinia Entity is a member), actually realizes a Tax benefit in a Post-Closing Tax Period (through a reduction in the amount of Tax required to be paid or through an increase in the amount of a Tax refund received) attributable solely to an increase in net operating losses or Tax credits, then Affinia shall pay to Dana the amount of such Tax benefit when, as and if actually realized. Dana agrees that if, as a result of any adjustment pursuant to a Tax Proceeding with respect to any Acquired Companies for a Post-Closing Tax Period, Dana or any Dana Entity (or any consolidated, combined or unitary group of which Dana or Dana Entity is a member) actually realizes a Tax benefit in a Pre-Closing Tax Period (through a reduction in the amount of Tax required to be paid or through an increase in the amount of a Tax refund received) attributable solely to an increase in net operating losses or Tax credits, then Dana shall pay to Affinia the amount of such Tax benefit when, as and if actually realized.

7.	Tax Treatment of Indemnification Payments.

Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law) the Affinia Entities and Dana Entities shall treat any and all payments as an adjustment to the purchase price for all Tax purposes.

8.	Transfer Taxes and VAT.

(a) Affinia shall be responsible for and shall pay any and all Transfer Taxes up to and not to exceed $1 million, regardless of the Person liable for such Taxes under applicable Law. Dana shall be responsible for and shall pay all Transfer Taxes in excess of $1 million, regardless of the Person liable for such Taxes under applicable Law. Dana and Affinia shall reasonably cooperate to reduce or eliminate any potential Transfer Taxes, including obtaining available Transfer Tax exemption certificates (such as sales and use Tax blanket exemption certificates) from the applicable state, local or foreign taxing jurisdictions.

(b) The amount of any payment for a supply of goods and services or the value of any supply made or deemed to be made by Dana or any Dana Entity pursuant to the Purchase Agreement or pursuant to any agreement that is intended to effect the transfer of the Purchased Assets and the Assumed Liabilities shall be exclusive of any VAT properly chargeable on the supply (as such amount was agreed by Affinia and Dana prior to Closing), and the amount of such VAT shall be paid by the recipient of such supply (the “VAT Payor”) in addition to any payment due under the Purchase Agreement (provided that the party making the supply of goods or services (the “VAT Payee”) has issued a proper VAT invoice), or if no payment is due, shall be paid at the time a proper VAT invoice is issued. The parties intend that the Purchased Assets and the Assumed Liabilities shall, wherever possible, be sold as a going concern for purposes of any applicable VAT legislation, so that such sale is outside the scope of VAT, and, in each jurisdiction where the parties consider this possible, Dana and Affinia shall, and shall cause their respective Affiliates to, use reasonable efforts to secure the availability of such treatment.

(c) In the event that a VAT Payor (or another member of such VAT Payor’s VAT group) has not obtained the benefit of a refund, offset or credit of the full amount of VAT paid by such VAT Payor to the relevant VAT Payee pursuant to the Purchase Agreement within three years of the date such VAT was paid, Dana shall pay to Affinia 50% of the amount of any VAT for which no such refund, offset or credit was obtained. In the event that a VAT Payor (or another member of such VAT Payor’s VAT group) subsequently receives the benefit of a refund, offset or credit relating to such VAT, Affinia shall promptly pay to Dana 50% of any such refund, offset or credit. Affinia shall promptly provide Dana with a reasonably detailed written account of each refund, repayment or credit of VAT paid pursuant to the Purchase Agreement obtained by the VAT Payor. Affinia and Dana shall, and shall cause the Affinia Entities and Dana Entities, respectively to, use commercially reasonable efforts to obtain and maximize the recovery of all refunds, offsets or credits relating to VAT payable pursuant to the Purchase Agreement and to minimize the amount of nonrecoverable VAT. Subject to the foregoing, (i) Affinia shall control the preparation of all Tax returns relating to VAT payable hereunder or pursuant to the Purchase Agreement, and (ii) any Tax Proceeding relating to VAT payable hereunder or pursuant to the Purchase Agreement or any refund, offset or credit of such VAT shall be conducted in accordance with the principles set forth in Section 4(b) above.

9.	UK Degrouping Charge.

If as a result of the Closing, an Acquired Company is treated by virtue of Section 179(3) or (6) of the TCGA as having sold and immediately reacquired any asset at market value and a chargeable gain or an allowable loss accrues to the Acquired Company on such deemed sale, then Dana shall procure that its relevant UK Affiliate shall, and the Affinia shall procure that the relevant Acquired Company shall, make a joint election pursuant to Section 179A(10) of the TCGA to treat such chargeable gain or allowable loss as accruing to the Dana’s UK Affiliate and not to the Acquired Company. For the avoidance of doubt, no payment shall be made by the relevant Acquired Company to Dana or its UK Affiliate as consideration for making the election described in the preceding sentence.

10.	Certain Definitions.

“Acquired Companies” means the following entities, together with their Subsidiaries: Auto Parts Acquisition LLC, Automotive Brake Company Inc., Beck/Arnley Worldparts Corp., Iroquois Tool Systems, Inc., Krizman International, Inc., Wix Filtration Media Specialists, Inc., Brake Parts Canada Inc., Grupo Echlin Automotriz, S.A. de C.V., Canadados Universales de Mexico, S.A. de C.V., AAG Brasil Ind. e Com. de Autopecas Ltda., Pellegrino Distribuidora de Autopecas Ltda., Echlin de Venezuela C.A., Arvis S.R.L., Fanacif S.A. and Farloc Argentina S.A.I.C.

“Acquired Company” means each one of the Acquired Companies.

“Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise. Following the Closing, none of the Acquired Companies shall be considered to be an Affiliate of Dana.

“Assumed Liabilities” has the meaning given to it in the Purchase Agreement.

“Business” means Dana’s former Automotive Aftermarket Group which was engaged in the manufacture and distribution of automotive aftermarket components in North America, Europe, Asia and South America, as described in Exhibit A to the Purchase Agreement.

“Closing” means the closing on November 30, 2004 of the transactions contemplated in the Purchase Agreement.

“Closing Date” means November 30, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Excluded Taxes” means (a) any Taxes imposed on or payable with respect to any of the Acquired Companies or the Business for any Pre-Closing Tax Period (other than Taxes resulting from any act or transaction taken by Affinia or its Affiliates after the Closing), (b) any Taxes of Dana or any of its Affiliates (other than the Acquired Companies) for which the Acquired Companies may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Tax law) and (c) any Taxes of Dana or any of its Affiliates (other than the Acquired Companies) as a result of the sale and purchase of the Purchased Shares and the Purchased Assets; provided that, in each case, (i) Excluded Taxes shall not include any Transfer Taxes or VAT governed by Section 8 above, and (ii) with respect to any Acquired Company that was not wholly owned (directly or indirectly) by Dana on the Closing Date, Excluded Taxes that are imposed on or payable by an Acquired Company (or for which an Acquired Company may be liable) shall be multiplied by the percentage of the outstanding capital stock or equity interests in such Acquired Company held (directly or indirectly) by Dana on the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, (x) Property Taxes of the Acquired Companies or the Business

allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during such period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire period, and (y) Taxes (other than Property Taxes) of the Affinia Entities allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

“Final Closing Date Working Capital” means the definitive statement setting forth a calculation of Working Capital of the Business as of the opening of business on the Closing Date, a copy of which is attached hereto as Annex 1.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether international, supranational, national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private) or regulatory (including a stock exchange or other self-regulatory body) authority or agency.

“Incremental Subpart F Income” means, with respect to any of the Acquired Companies (a) that is characterized as a “controlled foreign corporation” for federal income Tax purposes and (b) for which Affinia has not made an election under Section 338(g) of the Code (or for which Affinia has made an election under Section 338(g) of the Code in contravention of Section 14.8 of the Purchase Agreement), the excess, if any, of (i) the sum of the amounts required to be included in gross income by Dana or any of its Affiliates for the taxable period that includes the Closing Date (A) under Section 951(a) of the Code (except to the extent attributable to the amount, if any, of United States property (within the meaning of Section 956(c) of the Code and the Treasury Regulations promulgated thereunder) held, directly or indirectly, by the controlled foreign corporation as of the Closing) and (B) as a dividend under Section 1248(a) of the Code with respect to any of the Acquired Companies, over (ii) the sum of the amounts that would have been required to be in included in gross income by Dana or any of its Affiliates under clause (A) had such amounts been determined based on a closing of the books as of the Closing.

“Law” means any international, supranational, national, federal, state or local law (including common law), statute, constitutional provision, treaty, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof.

“Liabilities” means any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted), including guarantees of the foregoing.

“Order” means any order, injunction, judgment, decree, ruling, stay, writ, assessment or arbitration award of any Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Body or other similar entity.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchased Assets” has the meaning given to it in the Purchase Agreement.

“Purchased Shares” means all of the issued and outstanding capital stock of each of the Acquired Companies.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, VAT, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts.

“Tax Claim” means any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification hereunder.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding by or against any taxing authority.

“Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes (including any amendments thereto).

“TCGA” means the UK Taxation of Chargeable Gains Act 1992.

“Transfer Taxes” means, collectively, sales, use, registration, transfer (including all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax or other similar Taxes (other than VAT) and all notarial fees that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated by the Purchase Agreement.

“VAT” means any value added Tax, goods and services Tax, sales or turnover Tax or similar Tax, including such Tax as may be imposed by the Sixth Council Directive of the European Communities and national legislation implementing or supplemental to that directive.

“VAT Payee” has the meaning set forth in Section 8(b) above.

“VAT Payor” has the meaning set forth in Section 8(b) above.

“Working Capital” has the meaning given to it in the Purchase Agreement.

EXHIBIT C

Summary of Spicer License Transition Terms

Defined Terms:

“Licensor” is Dana Corporation and “Licensee” is Affinia Group Inc.

“Seller Marks” in the Spicer Trademark License Agreement dated November 30, 2004, will be changed to “Licensed Mark,” and will mean the following:

Except as expressly provided for in relation to the Dual Brand, the names or marks, whether alone or in combination with other words, phrases or designs, “Spicer” or any derivatives of any of the above, or any other similar name or mark of Licensor or any Affiliate of Licensor or any variations or names or marks confusingly similar thereto.

“Dual Brand” means the use of the Licensed Mark and BRAND X in close proximity with each other or in combination with each other.

“BRAND X” means the brand and/or trademark adopted and used by Licensee to replace its use of Licensed Mark.

Transition Terms:

1. Licensee will provide Licensor with notice of its initial proposed use of the Dual Brand, including the identification of BRAND X, at least thirty days in advance of such use, together with samples of the proposed use. Thereafter, Licensee may propose changes to the forms of use of the Dual Brand by giving Licensor not less than thirty (30) days advance written notice of such proposed changes, together with samples of such proposed changes. Licensor’s failure to communicate approval or disapproval within thirty (30) days of receipt of notice from Licensee shall be deemed an approval. Subject to the foregoing, Licensee may use the Dual Brand in connection with the Licensed subject to the guidelines set forth below.

(a) In using the Licensed Mark, Licensee shall affix or display the appropriate trademark notice (®, SM or ™ or the like) directly on signage, packaging, advertising and promotional materials for the Licensed Goods. Further, Licensee will expressly identify Dana Corporation as the owner of the Licensed Mark when such Licensed Mark is used as part of the Dual Brand.

(b) General Use Guidelines for the Dual Brand and the Licensed Mark

(1) Licensee shall have the right to use the Dual Brand in connection with the advertising, promotion, distribution, and sale of the Licensed Goods, including, without limitation on cartons, boxes, in advertisements, on signs, in catalogs and brochures.

(2) Licensee shall have the right to advertise the Licensed Goods bearing the Dual Brand in or on the same advertising materials with products other than Licensed Goods.

(3) Except as otherwise provided below in Section (b)(6), Licensee shall not have the right to rotate or tilt the Licensed Mark at any angle or use the Licensed Mark in a vertical or horizontal orientation, in any manner inconsistent with Licensee’s current usage of the Licensed Mark, when used as part of the Dual Brand.

(4) Except as otherwise provided below in Section (b)(6), Licensee shall have the right to use the Dual Brand or BRAND X in any color, and Licensee shall use commercially reasonable efforts to use the Licensed Mark in the Dual Brand consistent with the current use of the Licensed Mark by Licensee and consistent with the parties’ intention regarding transition away from the Licensed Mark.

(5) Except as otherwise provided below in Section (b)(6), Licensee shall have the right to use the Dual Brand or BRAND X in any font or type size, and Licensee shall use commercially reasonable efforts to use the Licensed Mark in the Dual Brand consistent with the current use of the Licensed Mark by Licensee and consistent with the parties’ intention regarding transition away from the Licensed Mark.

(6) When Brand X is the more predominant part of and larger part of the Dual Brand than the Licensed Mark, then Licensee will be able to use the Licensed Mark as regular text along a horizontal plane as part of the Dual Brand.

(7) Licensee shall not pluralize any Licensed Mark.

(8) Licensee may add graphic elements to any Licensed Goods bearing the Dual Brand; however, Licensee shall maintain a minimum clear space on all sides of any Licensed Mark or Dual Brand free of other visual elements.

(9) Licensee shall avoid staging any Licensed Mark or Dual Brand at the edges of a page or so that it “bleeds” off the edge of materials.

(10) Licensee may use the Licensed Mark as a secondary, stand alone, mark in connection with the advertising, promotion, distribution, and sale of Licensed Goods bearing the Dual Brand or BRAND X, including, without limitation on cartons, boxes, in advertisements, on signs, in catalogs and brochures.

EXHIBIT D

SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT

By this private instrument and in the best form of law,

DANA CORPORATION, a Virginia corporation with its principal place of business in the city of Toledo, State of Ohio, in this act duly represented according to its articles of incorporation;

DANA INDÚSTRIAS LTDA., a limited liability company with its principal place of business in the city of Gravataí, State of Rio Grande do Sul, at Rua Ricardo Bruno Albarus, 201 - Pavilhão A - Sala B - Distrito Industrial - Zip Code: 94045-400, enrolled in the National Register of Legal Entities CNPJ under no. 00.253.137/0001-58, in this act duly represented according to its articles of association; and

ECHLIN DO BRASIL INDÚSTRIA E COMÉRCIO LTDA., a limited liability company with its principal place of business in the city of Gravataí, State of Rio Grande do Sul, at Rua Ricardo Bruno Albarus, 201 - Pavilhão A - Sala H - Distrito Industrial - Zip Code: 94045-400, enrolled in the National Register of Legal Entities CNPJ under no. 61.091.963/0001-32, in this act duly represented according to its articles of association;

DANA CORPORATION, DANA INDÚSTRIAS LTDA., and ECHLIN DO BRASIL INDÚSTRIA E COMÉRCIO LTDA. (hereinafter collectively referred to as “DANA”); and

AFFINIA AUTOMOTIVA LTDA., a limited liability company with its principal place of business in the city of Osasco, State of São Paulo, at Avenida Presidente Médice, 939 - Pavilhão C - Jardim Mutinga - Zip Code: 06268-000, enrolled in the National Register of Legal Entities CNPJ under no. 04.156.194/0001-70, in this act duly represented according to its articles of association (hereinafter referred to as “AFFINIA”).

WHEREAS

(a) DANA manufactures and sells the Products (as defined in paragraph 1.4. below) which belong to certain Product Lines (as also defined in paragraph 1.3. below);

(b) DANA intends to appoint a distributor for the Products to the independent aftermarket sales channel;

(c) AFFINIA intends to perform the distribution of the Products on an exclusive basis to the independent aftermarket sales channel as it is done today primarily in the Territory (as defined below in paragraph 1.6.) and on a non-exclusive basis outside of the Territory; and

(d) DANA and AFFINIA were affiliated companies but are separately owned, pursuant to the Stock and Asset Purchase Agreement between AFFINIA GROUP INC. (f/k/a AAG Opco Corp.), a Delaware corporation, and DANA CORPORATION, dated as of July 8, 2004 and amended November 1, 2004 and November 30, 2004; and

(e) DANA-ALBARUS S/A INDÚSTRIA E COMÉRCIO merged into DANA INDÚSTRIAS LTDA.

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NOW, THEREFORE, DANA and AFFINIA have agreed to enter into this Second Amended and Restated Distribution Agreement (the “Agreement”) to amend and restate, effective as of the date hereof, the Distribution Agreement, effective as of December 1, 2004, and as amended and restated as of December     , 2007 [To Be the Date of Entry of the Approval Order], between the parties and to confirm the rights of AFFINIA to sell the Products to the independent aftermarket sales channel in the Territory and outside of the Territory pursuant to the terms hereof:

1.	DEFINITIONS

As used in this Agreement:

1.1. “Effective Date” means December 1, 2004.

1.2. “Initial Term” means the period of time beginning on the Effective Date and ending on December 31 st, 2010.

1.3. “Product Line(s)” means the product lines and brands identified and described in Attachment 1.3.

1.4. “Product(s)” means those products listed on Attachment 10.1. Products’ individual part numbers, lead times and, if applicable, purchase batches are listed on Attachment 1.4.

1.5. “Renewal Term” means a two (2)-year period of time beginning either at the end of the Initial Term or at the end of any previous Renewal Term.

1.6. “Territory” means Brazil.

2.	APPOINTMENT

2.1. DANA hereby duly appoints AFFINIA as an authorized distributor of the Products. This distribution appointment is made subject to the limitations and terms set forth in this Agreement. AFFINIA hereby accepts such appointment and agrees to devote the efforts, time and attention as are reasonably necessary in order to perform its obligations set forth herein.

2.2. For the Initial Term and any Renewal Term thereof, AFFINIA will be the exclusive distributor of the Products to independent aftermarket customers in the Territory and a non-exclusive distributor of the Products outside of the Territory, as long as the requirements below are properly met. No one else, including DANA, is authorized to provide any of the Products to any of the independent aftermarket customers in the Territory. For the purposes hereof, any person or legal entity that is not an original equipment (OE) or an original equipment service (OES) customer shall be considered as an independent aftermarket customer.

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2.3. Subject to Section 3.3, Section 3.4 and the following sentences, AFFINIA, any of its subsidiaries and/or affiliated companies shall not distribute any product that is the same as, substantially similar to, and/or a competitor of any of the Products in the Territory. This limitation will not apply to any product that DANA subsequently no longer supplies, that is no longer in DANA’s product range or that DANA cannot supply, in each case, for any reason at the relevant time. If DANA discontinues the manufacture or does not agree to supply to the aftermarket channel any given Product, then AFFINIA will be free to acquire from a third party and distribute any product that is the same as, substantially similar to, and/or a competitor of any of the Products in the Territory.

2.4. DANA is completely free to continue selling any of the Products to its current original equipment (OE) automotive customers (“montadoras de automóveis”), and/or to any new original equipment automotive customer in the Territory, regardless if they apply the Products to assembly (OE) or service (OES) requirements.

2.5. DANA shall maintain the historic relationships between its OES and aftermarket pricing. DANA acknowledges, in good faith, that the business of AFFINIA is directly dependent on such historic relationships and that any variations thereof may affect the business of AFFINIA.

2.6. AFFINIA may advertise to the public that it is the exclusive authorized distributor of DANA in the Territory.

2.7. This Agreement does not convey to either party or to any of their divisions or affiliates any interest in or right to use any patent, trademark, trade name, brand name, trade dress, logo, know-how, trade secrets in regard to product and material specifications or any other intellectual property rights owned by the other party hereto or by any of its divisions and affiliates; provided, however, that DANA hereby grants to AFFINIA during the term of this Agreement a royalty-free, non-exclusive license to use such trademarks of DANA as strictly necessary for AFFINIA to conduct advertising and marketing activities under this Agreement in accordance with Section 7.1(b) below. Such license shall be personal to AFFINIA, and shall terminate automatically upon the termination of this Agreement.

3.	FORECAST AND PURCHASE ORDERS

3.1. Every calendar month, by the fifteenth (15th) day of the month, AFFINIA will provide DANA with a written rolling forecast of the Products by part number to be purchased during the next six (6) months; provided, however, that such forecast is for planning purposes only and shall not be considered an order.

3.2. AFFINIA will place blanket purchase orders for Products including the current pricing for such Product as such pricing changes from time to time. The blanket purchase orders will also specify required lead times for all Products. AFFINIA will place firm orders for Products by releases against the then current blanket purchase order, observing the required lead times. DANA shall fill all orders within the agreed lead times. Once DANA accepts a Products’ order placed by AFFINIA, the pricing of such firmed order may not be changed, except by mutual written agreement between DANA and AFFINIA.

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3.2.1. The Products lead times and the Products minimum order quantities, which will be observed by DANA and AFFINIA, are those listed on Attachment 1.4. hereto.

3.3. DANA shall use its reasonable best efforts to supply to AFFINIA at least ninety-percent (90%) of the monthly volume of each Product ordered by AFFINIA through December 31, 2005. Beginning in 2006, DANA shall use its reasonable best efforts to supply to AFFINIA at least ninety-five percent (95%) of the monthly volume of each Product ordered by AFFINIA. DANA’s failure to supply such volumes shall not be a just cause for the termination of this Agreement by AFFINIA.

3.3.1. Notwithstanding Section 2.3, if DANA does not supply to AFFINIA (a) at least ninety percent (90%) of the monthly volume of each Product ordered by AFFINIA during any month before December 31, 2005 and (b) at least ninety-five percent (95%) of the monthly volume of each Product ordered by AFFINIA during any month after December 31, 2005, then AFFINIA will be allowed to (i) acquire from other vendors the quantity of Products actually ordered by AFFINIA and not delivered by DANA, (ii) acquire from other suppliers a quantity of Products larger than the one ordered and not delivered by DANA if the minimum sales volume of alternate suppliers (at the applicable price) is higher than the quantity of Products not delivered by DANA (provided that AFFINIA shall only purchase the minimum applicable sales volume and make the corresponding reductions in the subsequent purchase orders to DANA) and (iii) acquire products from other suppliers to rebuild inventory in order to guarantee the aftermarket service level to customers for the next ninety (90) days.

3.4. DANA will notify AFFINIA of any anticipated delivery problems as soon as possible, but under no circumstance less than ninety (90) days before the agreed upon delivery date, in order to allow AFFINIA to order Products as permitted from other vendors exclusively to supplement DANA’s expected delivery shortfalls. Notwithstanding Section 2.3, in case the delay lasts longer than thirty (30) days, AFFINIA shall have the right to cancel the corresponding purchase order and acquire similar products from other vendors.

3.5. Subject to Section 4.1, DANA, at its sole discretion, is completely free to discontinue the manufacture and/or the supplying of any of the Products or Product Lines. If DANA decides to do that, DANA will give AFFINIA as much prior notice of such decision as practical under the circumstances with a target of at least one hundred and eighty (180) calendar days, but not less than one hundred and twenty (120) calendar days under any circumstance, before the implementation of DANA’s discontinuation decision. Orders for any Products accepted by DANA, however, shall be honored before the Product is discontinued.

4.	PRODUCT LINE MANAGEMENT

4.1. DANA will manufacture and/or outsource a sufficient variety of Products to assure that its aftermarket Products Lines remain competitive with other industry leaders in the aftermarket business. However, DANA is under no obligation to produce any particular part or line of product.

4.2. If DANA does not already produce or source a particular part or product that AFFINIA desires, then DANA may be offered the right of first refusal on production or sourcing

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such part or product: provided, however, that if DANA does elect to manufacture or source the part or product, it must do so at prices and on terms that are competitive. If DANA (i) elects, in writing, not to manufacture or source the part or product, or (ii) fails to respond in writing to a production or sourcing request by AFFINIA within thirty (30) days, then AFFINIA may source the particular part or product through a different vendor.

4.3. In cases where packaging and/or assembly activities in respect of Products to be sold to AFFINIA are outsourced by DANA, these activities shall be offered to AFFINIA as prime choice and only awarded to third parties if AFFINIA is not competitive in all respects in providing such services for those activities. Existing outsourced packaging services on this Agreement date, which are listed in Attachment 4.3, are not subject to this provision. DANA hereby grants to AFFINIA during the term of this Agreement a royalty-free, non-exclusive license to use such intellectual property rights of DANA as strictly necessary for AFFINIA to perform such DANA awarded packaging and assembly operations under this Section 4.3. of this Agreement. Such covenant shall be personal to AFFINIA, and shall terminate automatically upon the termination of this Agreement.

4.4. DANA’s new products suitable for sale in Brazil within a Product Line (including those products offered in Brazil’s OE or OE service markets that DANA is permitted to manufacture for, or sell or distribute into, the aftermarket) shall automatically become subject to this Distribution Agreement. DANA shall notify AFFINIA of any new products outside of a Product Line, which product may become subject to the Distribution Agreement upon the mutual agreement of AFFINIA and DANA. DANA shall offer AFFINIA a right of first refusal to distribute new products outside of a Product Line that are sourced or manufactured in Brazil, unless (i) the product competes with any product being sold by AFFINIA (in which case DANA shall give AFFINIA an opportunity to select between the new product and the competing product, at its sole discretion), (ii) the product has a previous, binding distribution obligation that would conflict with the Distribution Agreement or (iii) the product is an “off-highway” product. If AFFINIA (i) elects, in writing, not to distribute the product or (ii) fails to respond in writing to a distribution request by DANA within thirty (30) days, then DANA may distribute the new product or product line through a different distributor (except that, in the case of parts or products that are CV Joints so long as AFFINIA distributes products for GKN do Brasil Ltda., such distributor may not be a customer of AFFINIA listed on Attachment 4.4 (or an affiliated party thereof).

4.5. AFFINIA may not approach DANA’s suppliers for Products, unless (a) the supplier is a supplier of AFFINIA’s business (including predecessor businesses) immediately prior to the date hereof, and in such case only for the currently supplied Products (and replacement products or reasonable derivations of such products), (b) DANA cannot or will not make the Products available to AFFINIA or (c) DANA consents thereto (which consent will not be unreasonably withheld or delayed).

5.	TERRITORY

5.1. AFFINIA is authorized to sell the Products to any independent aftermarket customer located in the Territory on an exclusive basis. Except as expressly provided in this Agreement (including Section 5.2), AFFINIA shall refrain from selling to those clients that AFFINIA knows will export the Products outside of the Territory.

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5.2. Moreover, the Products may be sold by AFFINIA to the export market via aftermarket clients located inside the Territory (trading companies) or directly to customers outside the Territory on a non-exclusive basis, except that AFFINIA may not resell axle parts, drive shaft parts, and sealing products in the independent aftermarket in the United States, Canada, Mexico or countries that are EU member states as of the date of this Agreement.

5.3. DANA shall prevent its customers located outside the Territory from selling Products to the customers of AFFINIA in the Territory. In the event any such conflict arises, AFFINIA shall notify DANA in writing of the existing conflict and the reasons thereof, and the parties shall convene in good faith to resolve the conflict.

5.4. DANA’s Brazilian entities shall not attempt to sell any aftermarket Products to customers of AFFINIA (or an affiliated party thereof), within or outside of the Territory, in cases where AFFINIA is permitted to distribute such Product.

6.	TERM

6.1. Subject to Section 6.2, this Agreement shall begin on the Effective Date and expire on December 31st, 2010. Notwithstanding the foregoing, AFFINIA may terminate this Agreement if net sales hereunder for any full calendar year do not exceed seventy percent (70%) of the net sales for the 2004 calendar year applicable to the corresponding business of DANA-ALBARUS S/A INDÚSTRIA E COMÉRCIO, DANA INDÚSTRIAS LTDA., AND ECHLIN DO BRASIL INDÚSTRIA E COMÉRCIO LTDA. measured in Reais and adjusted annually according to the variation of the INPC (Índice Nacional de Preços ao Consumidor), calculated by the IBGE (Instituto Brasileiro de Geografia e Estatística).

6.2. Upon the expiration of the Initial Term or any Renewal Term according to this paragraph, this Agreement will be automatically renewed for successive additional Renewal Term(s) unless either party provides the other party with a written notice of its intention not to renew the Agreement for an additional Renewal Term at least twelve (12) months prior to the expiration of the Initial Term or any Renewal Term. Absent such notice, the Agreement shall automatically be renewed without requiring any further action or notice by the parties.

7.	AFFINIA’S ADDITIONAL OBLIGATIONS

7.1. Notwithstanding other provisions of this Agreement, AFFINIA is obligated:

(a) subject to Section 2.7. above, to regularly advertise and promote the Products in the Territory to aftermarket clients and potential aftermarket clients on a basis similar to current advertising and promotion practices immediately prior to the Effective Date;

(b) to apply DANA’s reasonable guidelines and standards of communication for advertising, promotion and technical materials as reasonably advised to AFFINIA from time to time in writing, subject to the necessary time to apply such guidelines and standards;

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(c) to resell the Products to the independent aftermarket clients exactly as such Products are sold by DANA; any modification of labels, trade names, trade dress, trademarks and packaging as provided by DANA is not authorized, unless (i) approved by DANA, (ii) necessary to comply with the laws of the Territory or the laws of any other country in which the Products are to be sold or (iii) necessary to protect AFFINIA from potential liability under any applicable law (in the reasonable judgment of AFFINIA);

(d) to distribute the Products in the most efficient, correct and competent possible manner;

(e) to apply reasonable efforts to keep the current level of Products’ market share, customers satisfaction index, brand awareness and geographical presence;

(f) to act in accordance and in strict compliance with the laws of the Territory;

(g) to maintain suitable places of business and a properly trained staff to meet the needs of the Products’ direct and indirect customers substantially as it currently does;

(h) to report to DANA in a prompt manner any incident where Products are alleged to have caused any kind of damage and/or injury; and

(i) to allow DANA, if required, to inspect how the Products are stored, transported and delivered to AFFINIA clients at previously agreed upon times and places.

8.	DANA’S ADDITIONAL OBLIGATIONS

8.1. Notwithstanding other provisions of this Agreement, DANA is obligated:

(a) to deliver the Products at AFFINIA’s warehouse located in the city of Guarulhos, State of São Paulo;

(b) to deliver the Products at one (1) additional and different warehouse located in Brazil to be open by AFFINIA, with DANA and AFFINIA dividing equally the additional freight cost resulting from the deliveries to this additional and different warehouse that exceed the freight costs that would have been paid for shipments to the AFFINIA warehouse located in Guarulhos (except that freight costs and internal handling costs resulting from the deliveries to additional warehouses (other than the Guarulhos warehouse and the additional warehouse provided for herein) that exceed the freight costs and internal costs that would have been paid for shipments to the AFFINIA warehouses located in Guarulhos shall be negotiated by the parties);

(c) to sell the Products at such prices as negotiated in accordance with the provisions of this Agreement;

(d) to use reasonable efforts to supply the Products ordered by AFFINIA in the quantities specified by AFFINIA in its purchase orders on the terms and conditions set forth in this Agreement;

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(e) whenever requested by AFFINIA, to promptly provide technical information related to the Products;

(f) to bear the costs arising from the Product’s warranty according to Section 9 below; and

(g) to provide its reasonable cooperation in connection with seeking renewal of the supply agreement between AFFINIA and GKN do Brasil Ltda. relating to AFFINIA’s purchase of CV Joints from GKN do Brasil Ltda.

9.	PRODUCTS WARRANTY

9.1. The Products’ warranties are valid for one hundred and eighty (180) days as of the acquisition of the Product by its end user, excepting (i) chassis parts, which are warranted for one (1) year as of its acquisition by the end user; and (ii) gaskets, which are warranted for two (2) years as of its acquisition by the end user, or any longer period required by Brazilian law. DANA retains the right to modify the Products’ warranties at any time provided that (i) such modification is consistent with applicable Brazilian law; and (ii) the modification is notified in writing to AFFINIA one hundred and eighty (180) days before it becomes effective.

9.2. Any defective Product may be replaced by a new Product or its price may be used by the buyer as a credit. It will apply if the defect is a result of DANA’s or DANA’s suppliers’ manufacture, application information, packaging and/or transportation to the AFFINIA warehouses or otherwise provided for under the Brazilian consumer protection legislation. DANA shall reimburse AFFINIA for any liabilities to customers and reasonable expenses incurred by AFFINIA as a result of such defective Product.

9.2.1. To the extent a Product is recalled, DANA shall reimburse AFFINIA for any liabilities and reasonable expenses incurred by AFFINIA in connection with such recall if (i) such recall is required by law or regulation, (ii) such recall is effected following a recall by another customer of DANA (and DANA is responsible for the costs therefor) or (iii) AFFINIA demonstrates to DANA’s reasonable satisfaction that the recalled product features a safety defect (provided that, upon AFFINIA’s request, DANA may not unreasonably, under the applicable circumstances, delay reaching a conclusion as to the foregoing).

9.3. DANA agrees to indemnify, defend and hold AFFINIA harmless from and against any and all claims, judgments, fines, causes of action, demands, complaints, arbitrations, assessments, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel whether involving a third-party claim or solely between the parties to this Agreement) caused by the Products.

9.3.1. Whenever a claim shall arise for indemnification under Section 9.3., the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the Indemnified Party shall give such notice thereof to the

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Indemnifying Party not later than ten (10) business days prior to the time any response to the asserted claim is required, if possible, and in any event within five (5) business days following receipt of notice thereof. Failure to give such notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 9.3, except to the extent that the Indemnifying Party is prejudiced by such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within thirty (30) calendar days, using counsel that is reasonably satisfactory to the Indemnified Party (and whose fees shall be borne by the Indemnifying Party). If an Indemnifying Party assumes the defense of, and the full responsibility for paying or otherwise discharging, any such claim or legal proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or legal proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or legal proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Section 9.3, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information at the Indemnifying Party’s expense. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of Section 9.3.

9.4. AFFINIA will be responsible for all warranty technical pre-analysis before any Product is returned to DANA. Any Product returned to DANA must be accompanied by the technical warranty report filed by AFFINIA’s field technicians according to DANA’s current warranty policies and any other documentation reasonably requested by DANA. AFFINIA is fully aware of DANA’s warranty policies in force as of the Effective Date. The fulfillment by DANA of the obligations set forth in paragraphs 9.1. and 9.2. is subject to the previous accomplishment by AFFINIA of the obligations set forth in this paragraph.

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9.5. AFFINIA will provide service for direct and indirect customers regarding technical assistance, warranty analysis, training and field visits.

9.6. AFFINIA shall not modify the Product’s warranty conditions set forth in paragraphs 9.1. and 9.2. above unless agreed to in writing by DANA; and, whenever asked by a client, will inform exactly such warranty conditions.

9.7. DANA shall be responsible for providing accurate application installation, maintenance and use information to AFFINIA as soon as available or as reasonably required by AFFINIA for promotional, training and technical materials to be produced by AFFINIA.

9.8. The provisions of Section 9 of this Agreement shall not apply to parts purchased from third parties that are not affiliates of DANA by AFFINIA.

10.	PRICE AND PAYMENT CONDITIONS

10.1. The current prices of the Products are listed on Attachment 10.1. Such prices may be modified according to the provisions below. Taxes are not included in Attachment 10.1; however, they will be duly added to the invoices.

10.2. The price of Products shall be paid by AFFINIA to DANA within forty-five (45) days after the date of invoice (which date shall not be earlier than the date of shipment of such Products to AFFINIA’s designated warehouse). For Products shipped to AFFINIA after the twenty-third (23rd) day of any month, the forty-five (45) day period will be counted as from the first day of the following month.

10.3. In the event AFFINIA fails to make timely payment:

(a) the amount in default will be monetarily adjusted according to the variation of the INPC (Índice Nacional de Preços ao Consumidor), calculated by the IBGE (Instituto Brasileiro de Geografia e Estatistica), while said amount remains unpaid; and

(b) default pro-rata interest at the annual rate of twelve percent (12%) on the amount in default monetarily adjusted will be due by AFFINIA to DANA.

10.4. DANA and AFFINIA agree to jointly review the Products prices once a year or earlier, if the current manufacturing costs of the Products change by four percent (4%) or more from the most-recently agreed price.

10.5. If the contracting parties do not reach an agreement according to paragraph 10.4 above concerning Products’ price modification, DANA may change the price of any of the Products, but only:

(a) for reasonable documented material cost increases or decreases previously delivered to AFFINIA at least fifteen (15) days prior to the price modification (provided that AFFINIA will be entitled to challenge such price modification if any discrepancy with the documents supporting the price modification is identified);

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(b) in case DANA employees’ salaries have been adjusted according to the applicable collective convention (“Convenção Coletiva”) of DANA employees union; or

(c) in case of burden costs increase, limited to the variation of the INPC (Índice Nacional de Preços ao Consumidor) calculated by the IBGE (Instituto Brasileiro de Geografia e Estatística).

10.6. Any increase in the prices of the Products will only apply to purchase orders placed forty-five (45) days after such price increase has been agreed by the parties pursuant to paragraph 10.4 above or informed by DANA to AFFINIA pursuant to paragraph 10.5 above. Under no circumstance will price increases apply to purchase orders already placed by AFFINIA and accepted by DANA.

10.7. The contracting parties are completely free to agree on different payment conditions whenever it is convenient for both or on different pricing whenever it is necessary or convenient according to DANA and AFFINIA’s joint opinion.

11.	TERMINATION AND PENALTIES FOR UNCURED BREACHES

11.1. Either party may terminate this Agreement for cause, as follows:

(a) if the other party is in breach of any obligation of this Agreement except paragraph 3.3., which breach is not cured within sixty (60) days after delivery of a written notice of such breach by the non-defaulting party; or

(b) in the event the other party has its bankruptcy adjudicated by final unappealable court decision, files for debt rehabilitation, initiates winding-up or liquidation proceedings, or presents evidence of insolvency, under the terms of article 955 of the Brazilian Civil Code.

11.2. In the event of notice of termination with cause of this Agreement sent by DANA:

(a) all outstanding amounts owing to DANA will become immediately due and payable;

(b) DANA shall have the right to immediately stop deliveries of the Products to AFFINIA even in connection with accepted purchase orders;

(c) DANA may exercise any other rights it has under this Agreement and applicable law;

(d) DANA may require AFFINIA to immediately gather AFFINIA’s Products inventory and make it available to DANA at a place and time which is reasonably convenient for DANA for repurchase by DANA at AFFINIA’s cost thereof, such repurchase price being equal to the then current price of the repurchased Products plus any shipment costs and due fifteen (15) days after delivery; and

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(e) each party will promptly return to the other party any Confidential Information furnished by the former and in the latter’s possession or control at the date of termination.

11.3. In the event of notice of termination with cause sent by AFFINIA:

(a) AFFINIA shall continue to pay all amounts owing to DANA in accordance with the agreed terms;

(b) AFFINIA shall have the right to immediately cancel deliveries of the Products to AFFINIA even in connection with accepted purchase orders;

(c) AFFINIA may exercise any other right it has under this Agreement and/or applicable law;

(d) AFFINIA may also require DANA to immediately repurchase part or all of AFFINIA’s Products inventory which are currently offered for sale by DANA and are in salable conditions and are in quantities not in excess of six (6) months usage of AFFINIA for any part number at AFFINIA’s cost thereof; and

(e) each party will promptly return to the other party any Confidential Information furnished by the former and in the latter’s possession or control at the date of termination.

11.4. AFFINIA does not assume any liabilities, including any product related claims, of DANA pursuant to this Agreement. Nothing contained in this Agreement shall subject AFFINIA, either directly or indirectly, to any liability to third party creditors of DANA for any expenditure approved or paid by AFFINIA for or on behalf of DANA.

12.	CONFIDENTIALITY

12.1. As used herein, “Confidential Information” means all information (including, without limitation, all patents, copyrights, trade secrets, financial, operating, economic, technical, engineering, programming and other technical or commercial information or know-how), including this Agreement, and any copies or records thereof, whether presented orally or in writing, in any medium, directly or indirectly disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to or in connection with this Agreement (including, but not limited to, all negotiations preceding this Agreement), provided that such information is descriptive, used or useful in connection with the creation, development, modification, production, manufacturing, assembly, testing, maintenance, marketing or other use of any of the Products. Confidential Information shall not include information which the Receiving Party can prove by documentary evidence is:

(a) in the public domain otherwise than as a result of a breach of this Agreement;

(b) already known by the Receiving Party at the time said information is disclosed by the Disclosing Party;

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(c) subsequently received by the Receiving Party in good faith and without solicitation from a non-party to this Agreement who has the prior right to make such subsequent disclosure;

(d) approved in writing for unrestricted release or unrestricted disclosure by the Disclosing Party; or

(e) developed independently by the Receiving Party other than from information disclosed by the Disclosing Party or disclosed in breach of any of the obligations contained in this section 12.

12.2. The parties acknowledge that all Confidential Information is vital to the other party, its suppliers’ and/or controlling, controlled or affiliated companies’ business and success. Therefore, the Receiving Party agrees that without the Disclosing Party’s prior express written consent, it shall never disclose, directly or indirectly, in whole or in part, alone or in conjunction with others, any Confidential Information to anyone, other than sub distributors, directors, employees or advisers of the Receiving Party with a need to know such Confidential Information for the purposes contemplated by this Agreement, subject, however, to the Receiving Party’s obligations under applicable law or pursuant to subpoenas or other legal processes to make such information available (provided that Receiving Party will use reasonable efforts to give the Disclosing Party prior notice and an opportunity to challenge such law, subpoena or process). The Receiving Party shall be liable for any breach of this covenant by its directors, employees or advisers. The Receiving Party further agrees: (i) to obtain, from any third party in need to know and receive any part of the Confidential Information, a written agreement of confidentiality and restrictive use in accordance with the terms and conditions of this section 12 in advance of disclosure of the Confidential Information; and (ii) to enforce by all means such commitments and to assist actively the Disclosing Party, its suppliers and/or controlling, controlled or affiliated companies in the protection of the Confidential Information.

12.3. The Receiving Party further agrees that neither it nor any of its directors, employees or advisers shall in any way (directly or indirectly, in whole or in part, alone or in conjunction with others) reproduce or copy any Confidential Information without the Disclosing Party’s prior specific written authorization. Any authorized copy or reproduction, in whole or in part, of documents or other media containing Confidential Information made by the Receiving Party shall bear any copyright, trademark, patent and other proprietary notices appearing on the original.

12.4. The Receiving Party shall take all reasonable measures to protect the Confidential Information. Without limiting the foregoing, the Receiving Party shall, in addition to any requirements set forth in this section 12, employ security measures and a degree of care regarding Confidential Information which are, at least, as protective as those employed by the Receiving Party regarding its own confidential information.

12.5. This Agreement shall remain confidential. If mandated by law, this Agreement may be disclosed to any court of law or filed with, or disclosed to, any governmental organization or agency, in which case the party making such disclosure shall promptly inform the other in advance of such disclosure.

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12.6. The Receiving Party will give prompt written notice to the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information or Confidential Information provided by the Disclosing Party to the Receiving Party. The Receiving Party agrees to use commercially reasonable efforts to assist the Disclosing Party in remedying any unauthorized use or disclosure of such Confidential Information.

12.7. The Receiving Party may use the Confidential Information in furtherance of the purpose of the Agreement and for no other purposes. No other licenses or rights are granted in the Confidential Information. All Confidential Information shall be and remain the sole and exclusive property of the Disclosing Party.

13.	NOTICES

13.1. Any notice involving the parties in relation to this Agreement shall be made in writing and sent by the notifying party to the notified party by express courier with return receipt, to the following addresses:

DANA

Attn: Jader Luis Hilzendeger

Vice-President

Rua Ricardo Bruno Albarus, 201 - Pavilhão A2

94045-400 - Gravataí - RS - Brazil

Telephone: (55 51) 489-3332

with a copy to:

Dana Corporation

Attn: General Counsel

4500 Dorr Street

Toledo, Ohio 43615

U.S.A.

Telephone: +1 (419) 535-4500

and a copy to:

Demarest e Almeida Advogados

Attn: Mário Roberto V. Nogueira and/or Roberto F. S. Mata Filho

Avenida Pedroso de Moraes, 1.201

Centro Cultural Ohtake

05419-001 - São Paulo - SP - Brazil

Telephone: (55 11) 2245-1800

AFFINIA

Attn: Antonio Marco da Silva

Controller

Avenida Presidente Médice, 939

06268-000 - Osasco - SP - Brazil

Telephone: (55 11) 3604-4277

Fax: (55 11) 3686-7055

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with a copy to:

Affinia Group Inc.

1101 Technology Drive

Suite 100

Ann Arbor, Michigan 48108

Attn: Steve Keller

Tel:(734) 827-5430

Fax:(734) 827-5403

and a copy to:

Simpson Thacher & Bartlett LLP

Attn: William E. Curbow

425 Lexington Avenue

New York, New York 10017

U.S.A.

Telephone: +1 (212) 455-3160

and a copy to:

Pinheiro Neto Advogados

Attn: Ricardo Coelho

Avenida Nilo Peçanha, 11, 8° andar

Edifício Jockey Club

20020-100 - Rio de Janeiro - RJ - Brazil

Telephone: (55 21) 2506-1619

13.2. Any such notice shall be effective as of the date of the actual receipt thereof by the other party, provided that such receipt is evidenced by return receipt or delivery receipt, both duly signed. A notice shall also be effective as of the moment the notified party declines to receive such notice.

14.	CHOICE OF LAW

14.1. This Agreement is subject to and shall be governed exclusively by the laws of the Federative Republic of Brazil.

15.	JURISDICTION

15.1. The courts located in the city of São Paulo, State of São Paulo, shall have jurisdiction and venue concerning any and all matters and disputes related to or arising out of this Agreement.

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16.	MISCELLANEOUS

16.1. Any of the parties shall not be responsible for failure to perform any of its obligations under this Agreement due to:

(a) causes beyond the parties’ reasonable control;

(b) acts of God, including, but not limited to, bad weather, fires, and floods;

(c) labor walkouts and strikes; or

(d) laws or regulations of any governmental authority which makes the parties’ performance illegal or impractical.

16.1.1. The party shall notify the other party of any delay or failure to perform excused by the provisions of the paragraph above and shall indicate, if applicable, a revised delivery date for the Products or for a purchase orders as soon as possible. The party so affected shall use its best efforts to remove such causes of non-performance and perform its obligations and reduce the loss to the other party, and shall make up, continue and complete full performance with the utmost dispatch whenever such causes are removed. In the event of a force majeure event, the other party may take whatever actions or steps necessary to continue its business and is excused from its obligations and responsibilities under this Agreement.

16.2. During the term of this Agreement, the relationship between DANA and AFFINIA is solely that of vendor and vendee. This Agreement shall not be construed as creating, and the relationship shall not be construed as that of, partnership, co-partnership, franchise, or joint venture. Under no circumstances will any of the parties’ organization or its agents or employees be deemed agents or representatives of the other party for any purpose whatsoever, and none of the parties shall have the right to enter into any contracts or commitments in the name of, or on behalf of, the other party or to bind the other party in any aspect whatsoever.

16.3. The non-exercise by either party hereto of any of its powers or rights under the terms of this Agreement shall not constitute a waiver of said powers or rights by said party, nor shall it constitute a contractual novation.

16.4. Except as otherwise provided herein, neither party may assign or transfer in whole or in part this Agreement without the prior and written consent of the other party, which cannot withhold its consent unreasonably. Dana Corporation may assign this Agreement in accordance with its plan of reorganization, as set forth in Section 16.9 below.

16.5. This Agreement represents the only understanding between DANA and AFFINIA concerning the subject matter hereof.

16.6. This Agreement may only be modified by the mutual written amendment of the parties hereto.

16.7. This Agreement shall be binding on the parties and their respective successors and assignees.

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16.8. Every provision of the Agreement is intended to be distinct and severable from the other provisions. The validity or enforceability of any provision or provisions hereof shall not affect the validity or enforceability of any other provision hereof. If any provision of the Agreement is or becomes invalid, illegal, unlawful or unenforceable under any applicable statue or rule of law or for any legal reasons, it will be deemed stricken and the rest of the Agreement will not be affected and shall remain in full force and effect.

16.9. Dana Corporation and 40 of its domestic direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), on March 3, 2006. The Debtors’ chapter 11 cases are jointly administered under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL), and are pending before the Honorable Burton R. Lifland in the United States Bankruptcy Court for the Southern District of New York. The Debtors are pursuing confirmation of their joint plan of reorganization (the “Plan”) and emergence from chapter 11. Upon the effective date of the Plan (the “Plan Effective Date”), the Debtors will establish a modified corporate structure pursuant to the Restructuring Transactions contemplated by the Plan. The parties agree that this Agreement is a prepetition executory contract that was assumed by Dana Corporation in its bankruptcy case, pursuant to section 365 of the Bankruptcy Code, by an Order of the Bankruptcy Court entered on December     , 2007 (the “Approval Order”). Pursuant to the Approval Order, and by agreement of the parties, the rights and obligations of Dana Corporation hereunder will be assigned to Dana Limited (one of the reorganized Debtors established in the Restructuring Transactions), as of the Plan Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in three (3) counterparts of same form and content, before the two (2) undersigned witnesses identified below.

December     , 2007.

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FIRST SIGNATURE PAGE OF THE AMENDED AND RESTATED DISTRIBUTION

AGREEMENT

DANA CORPORATION
Name: Title:

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SECOND (AND LAST) SIGNATURE PAGE OF THE AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

DANA INDÚSTRIAS LTDA.	DANA INDÚSTRIAS LTDA.
Name: Title:	Name: Title:

ECHLIN DO BRASIL INDÚSTRIA E COMÉRCIO LTDA.	ECHLIN DO BRASIL INDÚSTRIA E COMÉRCIO LTDA.
Name: Title:	Name: Title:

AFFINIA AUTOMATIVA LTDA.	AFFINIA AUTOMATIVA LTDA.
Name: Title:	Name: Title:

Name: R.G.:	Name: R.G.:

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ATTACHMENT 1.3 Products & Product Lines
PRODUCT LINE	BRANDS USED	PRODUCTS INCLUDED
Chassis Components	Nakata	Tie Rods
Tie Rods Ends
Ball Joints
Inner Joints
Stabilizer Links
Pitman Arms
Other suspension and steering parts
Elastomers	Spicer, Nakata & Albarus	C.V. Joint Repair Kit
C.V. Joint Repair Grease (Albarus)
Shock Absorber Repair Kit
Engine Mounting
Driveshaft Center Bearing
Bearings
Bushings
Other Elastomers Parts
Rear Axle Components for Cars, SUVs, Trucks and Buses	Spicer	Rear Axle
Gear Set
Axle Shafts
Differential Case (empty)
Diff. Case Assy Kit
Diff. Case Repair Kit
Other Rear Axle Components
Cardan Driveshaft Components	Spicer	Cardan Style Driveshaft
U. Joint Kits
Driveshaft Components - Light Duty
Driveshaft Components - Heavy Duty
Driveshaft Components - Other
End yoke
PTO Joints
Steering Shafts
Carburetors	Brosol	Carburetors
Carburetors Buoy
Carburetors Service Kits
Other Carburetors Components
Mechanical Fuel Pumps	Brosol & Carter	Mechanical Fuel Pumps
Water Pumps	Brosol & Urba	Water Pumps
Water Pumps Repair Kit
Oil Pumps	Brosol	Oil Pumps

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ATTACHMENT 1.4

Products’ Individual Part Numbers, Lead Times and, if Applicable, Purchase Batches

[SEE ATTACHED]

ATTACHMENT 4.3

DANA Outsourced Services

Elastomers Division

Outsourcing packaging: C.V. Joint Repair Kits

Supplier: Irapuru Logistica

ATTACHMENT 4.4

Clients of AFFINIA in the Territory

AAG BRASIL CUSTOMERS
INSIDE THE TERRITORY
CUSTOMERS		CITY	STATE	COUNTRY
1.	A. ALVES DE SOUZA	MANAUS	AM	BRAZIL
2.	A.P. DE CASTRO E DE C. MARTINS LTD	UBERLANDIA	MG	BRAZIL
3.	A.R. CARDOSO MOTOR PECAS	GRAVATAI	RS	BRAZIL
4.	ACCIOLY S/A IMP E COM	SAO PAULO	SP	BRAZIL
5.	AG PECAS E INFORMATICA LTDA.	MANAUS	AM	BRAZIL
6.	AGRAUPE DISTR.DE PECAS LTDA	SAO PAULO	SP	BRAZIL
7.	AGROMOTOR SERV. E PECAS LTDA	SAO PAULO	SP	BRAZIL
8.	AGUILERA AUTO PECAS LTDA	CUIABA	MT	BRAZIL
9.	AKITA COMERCIO DE PECAS LTDA	CURITIBA	PR	BRAZIL
10.	ANTONIO AUTO PECAS LTDA	CACHOEIRO ITAPEMIRIM	ES	BRAZIL
11.	ANTONIO MARMO DE OLIVEIRA ROSA	POCOS DE CALDAS	MG	BRAZIL
12.	ANTONIO SOLUCOES AUTOMOTIVAS LTDA	RECIFE	PE	BRAZIL
13.	AOKI DISTRIBUIDORA DE AUTOPECAS LTD	PRESIDENTE PRUDENTE	SP	BRAZIL
14.	ARAUJO CUNHA & CIA LTDA	RIO DE JANEIRO	RJ	BRAZIL
15.	ATLANTA AUTO PCS ACESS LTDA	SAO PAULO	SP	BRAZIL
16.	AUTO ACESSORIOS INTERLAGOS LTDA	MARILIA	SP	BRAZIL
17.	AUTO GIRO DISTR. DE PECAS LTDA.	JOAO PESSOA	PB	BRAZIL
18.	AUTO GIRO DISTR. PECAS LTDA	BELO HORIZONTE	MG	BRAZIL
19.	AUTO IMPORTADORA NOGUEIROL LTD	SANTOS	SP	BRAZIL

20.	AUTO NORTE DISTR. DE PECAS LTDA	RECIFE	PE	BRAZIL
21.	AUTO PECAS AMAZONAS LTDA	IMPERATRIZ	MA	BRAZIL
22.	AUTO PECAS FUCK LTDA	VILHENA	RO	BRAZIL
23.	AUTO PECAS MACEDO LTDA	ARACAJU	SE	BRAZIL
24.	AUTO PECAS MERIDIONAL LTDA	PORTO ALEGRE	RS	BRAZIL
25.	AUTO PECAS MIRPO LTDA	SAO PAULO	SP	BRAZIL
26.	AUTO PECAS NACIONAL LTDA	CARIACICA	ES	BRAZIL
27.	AUTO PECAS PADRE CICERO LTDA	FORTALEZA	CE	BRAZIL
28.	AUTO PECAS RIALAN LTDA	SAO CAETANO SUL	SP	BRAZIL
29.	AUTO PECAS ROCKET LTDA	CAMPO GRANDE	MS	BRAZIL
30.	AUTO PECAS RONI LTDA	EUNAPOLIS	BA	BRAZIL
31.	AUTO PECAS S. SILVA LTDA	FEIRA DE SANTANA	BA	BRAZIL
32.	AUTO PRATENSE LTDA	NOVA PRATA	RS	BRAZIL
33.	B.A.P. AUTOMOTIVA LTDA	MOGI MIRIM	SP	BRAZIL
34.	BEZERRA E OLIVEIRA LTDA	FORTALEZA	CE	BRAZIL
35.	CHG DISTRIBUIDORA PECAS E ACESS LTDA	CAMPINAS	SP	BRAZIL
36.	CABS INTERNACIONAL LTDA	CURITIBA	PR	BRAZIL
37.	CADIESEL COM.DE PECAS AUTOMOTIVAS LTDA	MACEIO	AL	BRAZIL
38.	CALPEN AUTO PECAS LTDA	MANHUACU	MG	BRAZIL
39.	CAR LUBRIFICANTES E OLEOS LTDA	RIO DE JANEIRO	RJ	BRAZIL
40.	CAR-CENTRAL DE AUTOPCS.E ROLAM. LTDA.	SAO PAULO	SP	BRAZIL
41.	CARDAN BRAZ IND E COM LTDA	SAO PAULO	SP	BRAZIL
42.	CARDAN DO BRASIL LTDA	GOIANIA	GO	BRAZIL
43.	CARLOS GALUBAN & CIA LTDA	TAQUARITINGA	SP	BRAZIL
44.	CASA DOS PARAFUSCOS LTDA	MONTES CLAROS	MG	BRAZIL
45.	CASA NATACCI DISTR. AUTO PCS. LTDA	SAO PAULO	SP	BRAZIL

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46.	CENTER PECAS FABRI LTDA.	SOROCABA	SP	BRAZIL
47.	CIA REDE ANCORA IMP. EXP. E DISTR. DE P	SAO PAULO	SP	BRAZIL
48.	COBRA ROLAMENTOS E AUTOPECAS LTDA	CAMPO GRANDE	MS	BRAZIL
49.	COMANDO AUTO PECAS LTDA	BRASILIA	DF	BRAZIL
50.	COMDIP COML. DISTR.DE PECAS LTDA.	RIO DE JANEIRO	RJ	BRAZIL
51.	COMERCIAL AUTOMOTIVA LTDA.	FORTALEZA	CE	BRAZIL
52.	COMERCIAL CARLTON LTDA.	ARARAQUARA	SP	BRAZIL
53.	COMERCIAL JAHU BOR.AUTO PCS.LTDA.	SAO PAULO	SP	BRAZIL
54.	COMERCIAL PLAN LTDA	ICONHA	ES	BRAZIL
55.	COML. E IMP. GUIDON LTDA.	SAO PAULO	SP	BRAZIL
56.	COML.DE AUTO PCS. TONINI LTDA.	SAO PAULO	SP	BRAZIL
57.	COML. PCS. ACESS. DECAR LTDA.	ESPIGAO DO OEST	RO	BRAZIL
58.	COMPECAS COM DE PECAS LTDA	VIT CONQUISTA	BA	BRAZIL
59.	COMPEL DISTR. COM. AUTO PCS. LTDA.	SAO PAULO	SP	BRAZIL
60.	CORDEIRO PNEUS LTDA	SOROCABA	SP	BRAZIL
61.	COREMMA LTDA	BLUMENAU	SC	BRAZIL
62.	CRB COMERCIO REPRESENTACAO LTDA	MACAPA	AP	BRAZIL
63.	CYRO CAVALCANTI A.PECAS. LTDA	NATAL	RN	BRAZIL
64.	D.P.L. DISTR. DE PECAS LTDA.	TOLEDO	PR	BRAZIL
65.	DAL DISTR. AUTOMOTIVA LTDA.	RIBEIRAO PRETO	SP	BRAZIL
66.	DALCAR AUTO PECAS LTDA	RIO BRANCO	AC	BRAZIL
67.	DECAR AUTOPECAS LTDA.	SAO PAULO	SP	BRAZIL
68.	DIMAIS CARDANS CRUZETAS EMB. PCS. LT.	SAO PAULO	SP	BRAZIL
69.	DINAMICA TRAT IMPLS PCS LTDA	SAO PAULO	SP	BRAZIL

CONFIDENTIAL

70.	DISAUTO-DISTRIB. DE AUTOPECAS LTDA	LAGES	SC	BRAZIL
71.	DISMOPEL DIST DE MOLAS E PECAS LTDA	RECIFE	PE	BRAZIL
72.	DISTR. DE PECAS POLIMAN LTDA.	CURITIBA	PR	BRAZIL
73.	DISTR.A.PCS.IRMAOS SOUZA LTDA.	VARZEA GRANDE	MT	BRAZIL
74.	DOIS A EQUIPAMENTOS LTDA	CURITIBA	PR	BRAZIL
75.	DPR DISTR. DE PECAS RIBEIRO LTDA	UBERLANDIA	MG	BRAZIL
76.	DRUGOVICH AUTO PCS LTDA	MARINGA	PR	BRAZIL
77.	ELECTRO TEKNO DIESEL BRASIL LTDA	SAO LEOPOLDO	RS	BRAZIL
78.	ELETRO PCS.SANTAMARIENSE LTDA	SANTA MARIA	RS	BRAZIL
79.	EMBREPAR DISTR.DE PECAS LTDA	CURITIBA	PR	BRAZIL
80.	ENGRECAMP DISTR.ENGRENAGENS LTDA.	CAMPINAS	SP	BRAZIL
81.	FASA FORNECEDORA AUTOPCS.LTDA	CURITIBA	PR	BRAZIL
82.	FILTROMAK FILTROS E COMP. LTDA	PORTO ALEGRE	RS	BRAZIL
83.	FORCA MAXIMA DISTR.AUTO PECAS LTDA.	SAO PAULO	SP	BRAZIL
84.	GEHPPO COMPONENTES MEC. LTDA.	VARZEA GRANDE	MT	BRAZIL
85.	GERAL PARTS COM.PCS.ABRAS.LTDA.	SAO PAULO	SP	BRAZIL
86.	GINJO AUTO PECAS LTDA.	SAO PAULO	SP	BRAZIL
87.	GL-ASUPEL ASUNCION DIST DE PCS LTDA	FOZ DO IGUACU	PR	BRAZIL
88.	GL-DISPECAL DISTR PCS LTDA.	CURITIBA	PR	BRAZIL
89.	GODINHO AUTO PCS.E SERVICOS LTDA	BELEM	PA	BRAZIL
90.	GS DISTR. DE AUTOPECAS LTDA	CRICIUMA	SC	BRAZIL
91.	GUANA DIESEL COM.AUTO PCS. LTDA.	RIO DE JANEIRO	RJ	BRAZIL
92.	I. FIGUEIREDO & CIA. LTDA.	RIO DE JANEIRO	RJ	BRAZIL
93.	IMBIRIBEIRA DIESEL COM. LTDA	RECIFE	PE	BRAZIL

CONFIDENTIAL

94.	INDUSPINA AUTO PECAS LTDA	BRASILIA	DF	BRAZIL
95.	INEC IND COM A PECAS ACES LTDA	SAO PAULO	SP	BRAZIL
96.	INERNACIONAL PECAS LTDA	BELO HORIZONTE	MG	BRAZIL
97.	IRMAOS ASSUNCAO S/A.-I.C.PEC.AUTOM.	SAO PAULO	SP	BRAZIL
98.	IRMAOS TEIXEIRA LTDA	BELEM	PA	BRAZIL
99.	IRMAOS ZANELLA & CIA. LTDA.	PASSO FUNDO	RS	BRAZIL
100.	IRMAOS ZAUPA LTDA.	PRES. PRUDENTE	SP	BRAZIL
101.	JOSE CARLOS CABRINO & FILHOS LTDA.	CAMPINAS	SP	BRAZIL
102.	JOSUE DE JESUS REGO E CIA LTDA	TERESINA	PI	BRAZIL
103.	JS DISTRIBUIDORA DE PECAS LTDA	MARITUBA	PA	BRAZIL
104.	JUNTAS SANTA CRUZ LTDA.	LONDRINA	PR	BRAZIL
105.	KIT’SCAP ATACADO DE AUTO PECAS LTDA	RIBEIRAO PRETO	SP	BRAZIL
106.	KOGA KOGA & CIA LTDA	SAO PAULO	SP	BRAZIL
107.	LWM AUTO ATACADO LTDA.	BELO HORIZONTE	MG	BRAZIL
108.	LUPORINI DISTRIBUIDORE DE AUTO PECA LTDA	SAO PAULO	SP	BRAZIL
109.	MACIEL DISTRIBUIDORA DE PECAS LTDA	SAO JOSE	SC	BRAZIL
110.	MADRID MOTOR PECAS LTDA	PORTO ALEGRE	RS	BRAZIL
111.	MAGNAPEL MAGNABOSCO AUTO PCS. LTDA	UBERABA	MG	BRAZIL
112.	MAIKINIKI DISTR. AUTO PECAS LTDA.	BELFORD-ROXO	RJ	BRAZIL
113.	MAKKY DISTRIBUIDORA DE PECAS LTDA	NITEROI	RJ	BRAZIL
114.	MARCODIESEL IMP EXP LTDA	CAMPINAS	SP	BRAZIL
115.	MAROLA ELECTRODIESEL SERV.COM.LTDA	FORTALEZA	CE	BRAZIL
116.	MARPAS AUTO PECAS LTDA	NATAL	RN	BRAZIL
117.	MEDAUTO MERCADO DIST AUTOPCS LTDA	BARUERI	SP	BRAZIL

CONFIDENTIAL

118.	MENIL COMERCIO DE PECAS LTDA.	RIBEIRAO PRETO	SP	BRAZIL
119.	MERCADOCAR MERCANTIL PECAS LTD	SAO PAULO	SP	BRAZIL
120.	METAL AUTO PECAS LTDA	GOIANIA	GO	BRAZIL
121.	MONTAN DIST. PCS. CAMINH.AUTO LT.	SAO PAULO	SP	BRAZIL
122.	MORELATE DISTR. AUTO PCS. LTDA.	SAN PAULO	SP	BRAZIL
123.	MPA MOTOR PCS LTDA	GOIANIA	GO	BRAZIL
124.	MULTIPECAS LTDA	RECIFE	PE	BRAZIL
125.	NADIESEL COMERCIO LTDA	PARNAMIRIM	RN	BRAZIL
126.	NAZARE DISTRIBUIDORA LTDA.	SAO PAULO	SP	BRAZIL
127.	O BARATAO AUTO PECAS LTDA	SALVADOR	BA	BRAZIL
128.	O VAREJAO AUTO PECAS LTDA	SALVADOR	BA	BRAZIL
129.	ODAPEL DISTR.AUTO PCS.LTDA.	SAO PAULO	SP	BRAZIL
130.	OLIVEIRA AUTO PECAS LTDA	MANAUS	AM	BRAZIL
131.	ORBID S/A IND. E COM.	STA. MARIA	RS	BRAZIL
132.	PACAEMBU AUTO PECAS LTDA	SAO PAULO	SP	BRAZIL
133.	PELLEGRINO DISTR. DE AUTOPECAS LTDA	SAO PAULO	SP	BRAZIL
134.	PEMAZA AMAZONIA S/A.	MANAUS	AM	BRAZIL
135.	PLATINUM LTDA.	SAO PAULO	SP	BRAZIL
136.	POLIFILTRO COM.REP.PC.P/A.LT.	SAO PAULO	SP	BRAZIL
137.	POLIPECAS COM IMP REPRESS LTDA	GOIANIA	GO	BRAZIL
138.	POLIPECAS COML.IMPORTADORA LTDA	SAO PAULO	SP	BRAZIL
139.	POSTO INVENCIVEL LTDA	BELEM	PA	BRAZIL
140.	PPL DISTRIBUIDORA DE PECAS LTDA	GOIANIA	GO	BRAZIL
141.	RAMOS COPINI & CIA LTDA	FRED.WETPHALEN	RS	BRAZIL
142.	REAL MOTO PECAS LTDA	UBERLANDIA	MG	BRAZIL

CONFIDENTIAL

143.	RECOMAQUINAS MOTOR PCS. LTDA	PORTO ALEGRE	RS	BRAZIL
144.	REDE PRESIDENTE LTDA	CURITIBA	PR	BRAZIL
145.	REGIONAL DIST PECAS LTDA	GOIANIA	GO	BRAZIL
146.	REIS PECAS E ACESS.P/AUTOS LTDA.	GOIANIA	GO	BRAZIL
147.	RETIBENS DISTR.DE PECAS LTDA.	CURITIBA	PR	BRAZIL
148.	RETIF.MOTORES ALTO TAQUARI LTDA.	LAJEADO	RS	BRAZIL
149.	RKL COMPONENTES AUTOMOTIVOS LTDA	PORTO ALEGRE	RS	BRAZIL
150.	ROCHAO AUTO PECAS LTDA.	BELEM	PA	BRAZIL
151.	ROLIPEC DISTR.PCS.LTDA	SAO PAULO	SP	BRAZIL
152.	RONDOBRAS C.PCS.ACES./VEIC.LTDA	JI-PARANA	RO	BRAZIL
153.	RONI DA SILVA CHAVES	CAXIAS DO SUL	RS	BRAZIL
154.	SADIELCO DIESEL ELETRICA COMERCIAL	BAURU	SP	BRAZIL
155.	SAVAR S/A-VEICULOS	PORTO ALEGRE	RS	BRAZIL
156.	SCARPA ATACADISTA DE PECAS LTDA	SANTO ANDRE	SP	BRAZIL
157.	SCHERER S/A COM DE AUTO PECAS	JOACABA	SC	BRAZIL
158.	SCHUNEMANN E CIA LTDA	PORTA ALEGRE	RS	BRAZIL
159.	SERRAF DISTR.PCS.P/MOTORES LTDA	SAO PAULO	SP	BRAZIL
160.	SHARK AUTOMOTIVE DISTR.PCS.LTDA	SAO PAULO	SP	BRAZIL
161.	SOCCOL BARBIERI & CIA LTDA	ERECHIM	RS	BRAZIL
162.	SOLDIESEL COM.AUTO PCS.LTDA	SAO PAULO	SP	BRAZIL
163.	TARRAF COMERCIO DE PCS. LTDA	S.JOSE DO RIO PRETO	SP	BRAZIL
164.	TERESINA DIESEL COM. LTDA.	TERESINA	PI
165.	TIETE VEICULOS LTDA.	SAO PAULO	SP
166.	TRACTOR PARTS PCS.IMPLS.AGR.LTDA.	VARZEA GRANDE	MT

CONFIDENTIAL

167.	UNIAO COM.BORRACHAS AUTO PCS.LTDA.	SAO PAULO	SP
168.	UNIAO COMERCIO DE PECAS LTDA	ICONHA	ES
169.	V.MUCHIUTT COM.E IMPORT.LTDA.	PRES.PRUDENTE	SP
170.	VELOPECAS COM.AUTO PECAS LTDA.	PONTA GROSSA	PR
171.	VESPOR AUTOMOTIVE DIST. AUTO PCS.LTDA.	CUIABA	MT
172.	W.R.DISTR.AUTO PECAS LTDA.	PORTO ALEGRE	RS
173.	WALCON DISTRIB DE PECAS P/VEICULOS	SAO PAULO	SP
174.	WALTER ELOY SOBIESIAK & CIA. LTDA.	PASSO FUNDO	RS
175.	WGS DISTR. DE AUTO PECAS LTDA.	LONDRINA	PR
176.	Z.R. COM.DE PROD.AUTOMOTIVOS LTDA	CURITIBA	PR

CONFIDENTIAL

ATTACHMENT 10.1

Prices

[SEE ATTACHED]

EXHIBIT E

SECOND AMENDED AND RESTATED BRAZILIAN TRADEMARK LICENSE

AGREEMENT

This Second Amended and Restated Brazilian Trademark License Agreement, dated as of December     , 2007 (this “Agreement”), amends and restates, effective as of the date hereof, Brazilian Trademark License made as of November 30, 2004, and as amended and restated previously on March 9, 2007, by and between:

DANA CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Virginia, having a principal place of business at 4500 Dorr Street, Toledo, OH 45615 USA in this act duly represented according to its charter; and

DANA INDÚSTRIAS LTDA., a limited liability company organized and existing under the laws of Brazil, with its principal place of business in the city of Gravataí, State of Rio Grande do Sul, at Rua Ricardo Bruno Albarus, 201 - Pavilhão A - Sala B - Distrito Industrial- Zip Code: 94045-400, enrolled in the National Register of Legal Entities C.N.P.J. under no. 00.253.137/0001-58, in this act duly represented according to its articles of association;

(collectively hereinafter referred to as “Licensor”) and

AFFINIA AUTOMOTIVA LTDA., a limited liability company organized and existing under the laws of Brazil, with its principal place of business in the city of Osasco, State of São Paulo, at Avenida Presidente Médice, 939 - Pavilhão C - Jardim Mutinga - Zip Code: 06268-000, enrolled in the National Register of Legal Entities C.N.P.J. under no. 04.156.194/0001-70, in this act duly represented according to its articles of association (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Affinia Group Inc. (f/k/a AAG Opco Corp.), a Delaware corporation, and Dana Corporation executed a Stock and Asset Purchase Agreement, dated July 8, 2004 as amended on November 1, 2004 (the “Purchase Agreement”), pursuant to which Dana Corporation transferred to AAG Opco Corp., most of the automotive aftermarkets business of Dana Corporation and its subsidiaries (the “Business”), subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Licensor is the owner of the Trademarks and has for many years used the Trademarks with certain Licensed Goods; and

WHEREAS, Licensee is an authorized distributor of various products in Brazil for Dana Brazil by virtue of a Distribution Agreement, and Licensee desires the right to use the Trademarks in connection with advertising, marketing and selling the Licensed Goods; and

WHEREAS, Licensor is willing to grant Licensee this right on the terms and conditions herein as of November 30, 2004 (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

OWNERSHIP OF TRADEMARK

Section 1.1. Capitalized terms shall be as defined herein, or as defined in the Purchase Agreement. In the event of inconsistency in such definitions, for purposes of this Agreement, priority shall be given to the definitions provided herein.

Section 1.2. “Advertising”: shall mean advertising and marketing materials including use in publicity, signs, product brochures, and other forms of advertising.

Section 1.3. “Channels of Distribution”: shall mean the independent aftermarket sales channel.

Section 1.4. “Dana Brazil”: shall mean the following legal entities: DANA INDÚSTRIAS LTDA.

Section 1.5. “Initial Term”: means a period of time beginning on the Effective Date and ending on December 31, 2010.

Section 1.6. “Licensed Goods”: shall mean (i) new and remanufactured C.V. joints; (ii) Products A; (iii) Products B; (iv) Products C; and (v) Products D.

Section 1.7. “Licensed Territory”: shall mean countries in South America, Africa and Asia.

Section 1.8. “OEM” short for Original Equipment Manufacturer, means any customer of Licensee who sells vehicles into which Licensed Goods are placed, or assembles parts for such a vehicle seller or customer of a vehicle seller.

Section 1.9. “Party”: means the Licensor or Licensee. “Parties” as used herein means both Licensor and Licensee.

Section 1.10. “Products A”: means the specific corresponding product lines set forth on Attachment A, but only wherein products within such product line are not manufactured by Licensor or its affiliates.

Section 1.11. “Products B”: means the specific corresponding product lines set forth on Attachment B, but only wherein products within such product line are not manufactured by Licensor or its affiliates.

Section 1.12. “Products C”: means the specific corresponding products set forth in Attachment C; provided, however, only to the extent that Licensor does not manufacture such product, which is the same as or substantially similar to the products listed in Attachment C.

Section 1.13. “Products D”: means the specific corresponding products set forth in Attachment D; provided, however, only to the extent that Licensor does not manufacture such product, which is the same as or substantially similar to the products listed in Attachment D.

Section 1.14. “Trademarks”: shall mean the trademark registrations and applications for registrations, and any renewal thereto listed on Attachment E; but not including any and all translations, adaptations, derivations, combinations, variations, or modifications to any of the foregoing.

Section 1.15. Licensee agrees that Licensor is the owner of all goodwill, right, title and interest in and to the Trademarks, and Licensee shall not do anything inconsistent therewith. Except as provided in this Agreement, Licensee shall not use the Trademarks on any domain name (or registration thereof) using the Trademarks.

Section 1.16. Licensee agrees that all goodwill that may arise out of Licensee’s use of the Trademarks shall be the property of Licensor and shall inure to the sole benefit of Licensor.

Section 1.17. Licensee agrees that it will not (i) do or cause to be done any act or thing contesting or in any way impairing any part of Licensor’s claimed ownership of the Trademarks or any domain name using the Trademarks; or (ii) take any action which would interfere with Licensor’s registration or use of the Trademarks throughout the world, including with respect to domain names; (iii) knowingly, intentionally or recklessly, take any action that would diminish, demean, ridicule, tarnish or dilute the value, distinctiveness, fame, enforceability, or validity of, the Trademarks; (iv) in any manner disparage the name or goodwill of Licensor, or (v) challenge Licensor’s ownership, enforceability, fame, or the validity of the Trademarks or domain names using the Trademarks or registrations therefor. Licensee agrees it will not apply to register, register, or assist any other party in applying for or registering any of the Trademarks or any word including any of the Trademarks, or any confusingly similar names or Trademarks, alone or in combination with other word(s) or design(s), as a trademark, service mark or trade name in its own name anywhere in the world. Licensee agrees not to register any domain names using any of the Trademarks as except as specifically licensed herein. Licensee agrees to assist Licensor, at Licensor’s expense, in obtaining and maintaining registrations of the Trademarks by promptly providing such information and documentation regarding Licensor’s licensed uses thereof as may be reasonably requested by Licensor.

Section 1.18. Licensor agrees that it will do nothing inconsistent with the Licensee’s right to the Trademarks during the effective term of this Agreement. Licensor shall keep the right of Licensee to use the Trademarks during the term of this Agreement. If Licensor sells or otherwise transfers the Trademarks to any other party, Licensor warrants that this Agreement will remain in effect with the new owner of the Trademarks.

ARTICLE II

LICENSE

Section 2.1. Except for such permitted uses authorized in this Agreement, and notwithstanding anything contained herein to the contrary, no rights or licenses are granted to Licensee with respect to the Trademarks whether alone or in combination with other words or designs, including in domain names, and Licensee agrees that any license, whether express or implied, that Licensee or its subsidiaries may have been granted with respect to the use of the Trademarks, whether alone or in combination with other words or designs, is hereby terminated effective as of the Closing.

Section 2.2. Subject to the provisions of this Agreement, Licensor hereby grants to Licensee for the period of this Agreement a revocable, paid up, non-exclusive license in the Channel of Distribution, without the right to grant a sub-license:

(a) to use the “SPICER” trademark identified in Attachment E in South America, except Venezuela and Columbia, solely on product packaging and in Advertising in connection with the sale of new C.V. Joints for a period of thirty (30) months from the Effective Date;

(b) to use the “POWERTRAIN” trademark identified in Attachment E in South America, except Venezuela and Columbia, solely on products, product packaging and Advertising in connection with the sale of remanufactured C.V. Joints for a period of thirty (30) months from the Effective Date;

(c) to use the specific trademarks of the Trademarks as set forth on Attachment A worldwide solely on products, product packaging, and Advertising in connection with the commercialization of Products A;

(d) to use the specific trademarks of the Trademarks as set forth on Attachment B within the Licensed Territory solely on product packaging and Advertising in connection with the commercialization of Products B; provided, however, only with the advanced written permission of Licensor and subject to the Licensor’s requirements;

(e) to use the specific trademarks of the Trademarks as set forth on Attachment C worldwide solely on products, product packaging, and Advertising in connection with the commercialization of the Products C; and

(f) to use the specific trademarks of the trademark as set forth on Attachment D within the Licensed Territory solely on products, product packaging, and Advertising in connection with the commercialization of the Products D.

Section 2.3. Upon Licensor’s request, Licensee agrees to submit exemplary materials illustrating its proposed uses of the Trademarks on the products, packaging and advertising and/or promotional materials, for approval in writing to the Licensor as set out in Section 3.7 below, such approval not to be unreasonably withheld. Upon receipt of the materials, Licensor has a thirty (30) day term for manifestation; otherwise the material will be deemed automatically approved. Furthermore, Licensee agrees to use, display or distribute packages and such other materials using the Trademarks only in substantially the manner as approved. For any materials not specifically approved in writing related to such Licensor’s request, Licensee agrees not to use, display or distribute any such materials, internet content (including a domain name) or promotional items and the like bearing the Trademarks if disapproved at any time writing by the Licensor.

Section 2.4. This license does not include the right to use the Trademarks to combine or otherwise create composite trademarks using the Trademarks together or with another trademark or trade name (either of Licensor, Licensor or a third party), or grant any sublicenses or the right to authorize others to use the Trademarks in any fashion without the express written consent of Licensor.

Section 2.5. No rights or licenses are granted hereunder by implication, estoppel or otherwise under any trademarks, trade names or trade dress except as expressly set forth herein.

Section 2.6. If there are any legal requirements to register Licensee as a registered user of the Trademarks, the parties shall cooperate in good faith concerning completion of all formalities associated with compliance with applicable registered user requirements but Licensee shall be responsible for all costs and expenses associated with doing so. Furthermore, Licensee agrees to cooperate with Licensor in removal of such registration when this Agreement terminates or expires.

Section 2.7. Except for the Trademarks as provided in this Agreement, no other trademarks are being assigned or licensed to Licensee pursuant to this Agreement.

Section 2.8. Licensee shall apply trademark notices and/or other markings in connection with the Trademarks as Licensor may reasonably specify in writing, in accordance with applicable Laws other than notices stating that the Trademarks are licensed from Licensor. Subject to the terms of this Agreement and the Purchase Agreement, Licensee shall be entitled to exhaust the inventory of materials bearing the Trademarks in the form prior to such change, except as such continued use thereof would be in violation of any applicable Law.

Section 2.9. Licensed Goods produced by Licensee or by a third party manufacturer shall not contain asbestos.

Section 2.10. Licensor undertakes to keep the Trademarks valid, duly registered, and to apply for renewals before expiration of each Trademark, paying all applicable fees and taxes. Licensee may request the registration of any Trademarks identified in Attachments A to D. Licensor shall, upon reasonable request by Licensee, apply for and make reasonable efforts to obtain such registrations, unless, in the best business judgment of Licensor, such applications would result in potential risks to the Trademarks which outweigh the potential benefits of seeking additional registrations requested by Licensee. All additional registrations for the Trademarks obtained by Licensor shall be subject to the terms of this Agreement and shall be deemed added to Attachment E hereof. Licensee will pay any reasonable out-of-pocket costs actually incurred by Licensor in seeking and obtaining such registrations, but not renewals thereof, provided that Licensee shall have approved the incurrence thereof.

ARTICLE III

QUALITY CONTROL

In connection with the licenses granted to Licensee hereunder and its use of the Trademarks, Licensee shall:

Section 3.1. comply with all applicable Law; and

Section 3.2. use reasonable best efforts to conduct its business in a manner becoming a good, ethical business establishment so as not to cause any disparagement to the name, goodwill or reputation of Licensor and neither intentionally or non-intentionally be the source of negative publicity which could negatively reflect on Licensor in the view of customers or investors; and

Section 3.3. conduct its business in accordance with procedures and practices that have been established prior to the date hereof by the Business or that are more rigorous than such procedures and practices insofar as they may relate to quality control and the use of the Trademarks; and

Section 3.4. permit periodic review by Licensor of the form and manner of Licensee’s use of the Trademarks on, or in connection with, the products and packaging of the Business, and take such corrective action as may be requested in writing by Licensor regarding the use of the Trademarks in the event that Licensor, in good faith, believes that any activities or practices of Licensee are in any way detrimental to Licensor’s rights to the Trademarks or to the name, reputation or goodwill of Licensor.

Section 3.5. Licensee is not required to obtain Licensor’s permission to continue with third party manufacturers of specific Licensed Good as of the Effective Date. From time to time, Licensor may request, and Licensee shall provide within fifteen (15) days of such request, a full and complete list of any and all third parties being utilized by Licensee at the time and previously for the production of Licensed Goods hereunder. The list shall identify each third party used to supply each such Licensed Good.

Section 3.6.

(a) Prior to any production of at least one Licensed Good within a Product Line identified on Attachments A - D by a different manufacturer or use thereof by Licensee, Licensee shall identify to Licensor the different manufacturer and provide contact information of this different manufacture to Licensor. Furthermore, Licensee shall submit to Licensor a reasonable number of samples of all the Licensed Goods and other materials on which any of the Trademarks are to appear for approval, without charge.

(b) Within thirty (30) days of receipt such notice, contact information and samples identified in (a), Licensor shall notify Licensee of whether or not it intends to test such samples. If Licensor elects not to test, then such manufacturer is deemed approved.

(c) Licensor will endeavor to conduct any validation or approval testing in a reasonable time consistent with the time taken by Licensee for validating testing of comparable products.

(d) If the Licensed Good being submitted for approval has been validated by an OEM, then the Licensor shall bear the cost of testing to determine whether a Licensed Good meets with Licensor’s requirements. If the Licensed Good being submitted for approval has not been validated by an OEM, then the Licensee shall reimburse Licensor for any reasonable costs and expenses incurred within thirty (30) days of receipt of invoices with proof of expenses for any testing to determine whether the Licensed Good meets with Licensor’s requirements.

(e) For a different or any change in the third party manufacturer for any specific Licensed Good after the Effective Date, Licensee shall not make any use of, sell or distribute any item bearing any of the Trademarks prior to Licensor granting final written approval.

Section 3.7. As of the Effective Date, Licensor hereby appoints DANA INDÚSTRIAS LTDA. as its agent for quality control and approval in Article 3 of this Agreement.

Licensor hereby reserves the right upon reasonable written notice to Licensee at its sole discretion to amend, rescind or change its agent for quality control and approval from time-to-time.

ARTICLE IV

LIABILITY AND LITIGATION

Section 4.1. Except as provided in the Purchase Agreement, Licensor makes no representation or warranty regarding the Trademarks and Licensee shall assume all risk and liability arising out of, or connected with, its use of the Trademarks.

Section 4.2. Without regard to any limitations of liability set forth in the Purchase Agreement, Licensee agrees that in the event that Licensor is subject to any Legal Proceeding by virtue of the license granted to Licensee hereunder or by virtue of Licensee’s use of the Trademarks, and provided that such Legal Proceeding has not been directly or indirectly caused by Licensor’s fault or by Licensor’s own acts, then Licensee shall indemnify and hold harmless Licensor and its Affiliates and their respective successors and assigns and the directors, officers, employees and agents of each of the foregoing, from all such Legal Proceedings , and resulting costs or liability (including without limitation the reasonable fees and disbursements of counsel).

Section 4.3. In the event of any Legal Proceeding covered by Section 4.2 above, Licensee shall not be entitled to settle or take any other action with respect thereto which in Licensor’s reasonable opinion adversely impacts, or could reasonably be expected to adversely impact, the Trademarks or their commercial value.

Section 4.4. Licensee shall promptly notify Licensor in writing in case it shall become aware of any actual or threatened infringement, act of unfair competition, counterfeiting, or challenge to the rights of Licensor in the Trademarks. Licensor shall have the exclusive right, but not the obligation, to commence Legal Proceedings or proceedings against such third parties. Licensee shall take no such Legal Proceeding against such third parties. Licensee will promptly render all and every assistance that may be necessary in connection with such Legal Proceeding, upon Licensor’s request and at its expense.

ARTICLE V

SPECIFIC PERFORMANCE AND ENFORCEMENT

The parties acknowledge and agree that breach of the provisions of this Agreement (including any failure to terminate any use thereof permitted by this Agreement immediately upon the expiration of any period during which Licensee is permitted such use hereunder and any other use of the Trademarks other than in accordance with this Agreement), will cause irreparable harm to the other party. Neither damages nor an action at law would be an adequate remedy for such breach or unauthorized use. Accordingly, in the event of any such breach, unauthorized use or any threat of same, each party shall, in addition to all other remedies that may be available to it and without any requirement to post a bond, be entitled to relief in equity (including a temporary restraining order, temporary or prohibitory injunction, and permanent mandatory or prohibitory injunction) to restrain and prohibit the continuation of any such breach or, if applicable, unauthorized use and to compel compliance with the provisions of this Agreement and to restrain and prohibit the threatened breach or unauthorized use.

ARTICLE VI

TERM AND TERMINATION

Section 6.1. Except as otherwise provided herein, this Agreement shall be effective for the “Initial Term”, and so long as the Distribution Agreement remains in force. Notwithstanding anything to the contrary herein, this Agreement shall terminate on the earliest of (a) the expiration of the Initial Term, (b) Licensor providing Licensee with written notice of a breach of any of Licensee’s obligations hereunder, which breach is not cured within 60 days of the date of such notice, (c) Licensee (i) making any assignment for the benefit of creditors, (ii) being adjudged bankrupt or insolvent, (iii) applying for or consenting to the appointment of a trustee, receiver or liquidator of its assets or seeking similar relief available under the bankruptcy laws, or (iv) having its assets seized or attached, (d) this Agreement or the rights and licenses granted hereunder being attempted to be assigned by Licensee without the prior written consent of Licensor, or (e) termination or expiration of the Distribution Agreement. If Licensee should transfer any portion of its interest in the Business to any other party without the prior written consent of Licensor, any rights arising under this Agreement with relating to such portion of interest in the Business shall automatically terminate without further action by any party.

Section 6.2. Termination of this Agreement shall not relieve any party of any duty, obligation or liability accrued hereunder prior to such termination. Without limiting the general applicability of the foregoing, the following provisions shall survive termination of this Agreement:

Article 4

Article 6

Article 7

Article 8

Section 6.3. In the event of termination of this Agreement:

(a) Licensee shall immediately cease any and all use of the Trademarks in any manner whatsoever except that Licensor may consent to continued use thereof for a limited period of time as reasonably necessary for an orderly cessation of such use, provided that Licensee, during such limited period of time, shall comply with the terms of Article 3, which for purposes of this Section shall survive such termination, and Licensor shall not unreasonably withhold such consent; and

(b) Licensee shall execute any documents and take such other actions as are required to cancel any registrations held by Licensor to do business under names employing any of the Trademarks; and

(c) Licensee shall not make any claim of ownership in, or right to use, the Trademarks or any names or trademarks confusingly similar therewith in any manner; and

(d) Licensee shall refrain from the use of any names, including domain names, or trademarks which are confusingly similar with the Trademark or marks confusingly similar therewith in any manner.

ARTICLE VII

ASSIGNMENT

Except as otherwise provided herein, no assignment hereof or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be without effect. Dana Corporation may assign this Agreement in accordance with its plan of reorganization, as set forth in Article IX below.

ARTICLE VIII

GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY TRIAL

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made in and to be wholly performed in such state, without regard to principles of conflicts of laws. Each of Licensor and Licensee irrevocably submits to the jurisdiction of the Courts of the State of New York sitting in the City of New York, Borough of Manhattan and the United States District Court for the Southern District of New York in connection with any Legal Proceeding arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such Legal Proceeding shall be heard and determined in such state or federal court. Each of Licensor and Licensee hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Legal Proceeding arising out of or relating hereto or the transactions contemplated thereby in the Courts of the State of New York sitting in the City of New York, Borough of Manhattan or the United States District Court for the Southern District of New York and the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the fullest extent permitted by law, that final and unappealable judgment against any of them in any Legal Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of Licensor and Licensee agrees that service of process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 12 shall be effective service of process for any Legal Proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 8. To the extent that Licensor or Licensee have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Licensor and Licensee hereby irrevocably waives such immunity in respect of its obligations hereunder.

ARTICLE IX

ENTIRE AGREEMENT AND MODIFICATIONS;

BANKRUPTCY TREATMENT

This Agreement and the Purchase Agreement constitute the entire agreement among the parties with respect to the Trademarks and supersedes all previous discussions, representations and understandings related thereto. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

Dana Corporation and 40 of its domestic direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), on March 3, 2006. The Debtors’ chapter 11 cases are jointly administered under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL), and are pending before the Honorable Burton R. Lifland in the United States Bankruptcy Court for the Southern District of New York. The Debtors are pursuing confirmation of their joint plan of reorganization (the “Plan”) and emergence from chapter 11. Upon the effective date of the Plan (the “Plan Effective Date”), the Debtors will establish a modified corporate structure pursuant to the Restructuring Transactions contemplated by the Plan.

The parties agree that this Agreement is a prepetition executory contract that was assumed by Dana Corporation in its bankruptcy case, pursuant to section 365 of the Bankruptcy Code, by an Order of the Bankruptcy Court entered on December     , 2007 (the “Approval Order”). Pursuant to the Approval Order, and by agreement of the parties, the rights and obligations of Dana Corporation hereunder will be assigned to Dana Limited (one of the reorganized Debtors established in the Restructuring Transactions), as of the Plan Effective Date.

ARTICLE X

SEVERABILITY

The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, each of which shall remain in full force and effect.

ARTICLE XI

WAIVER

The parties may (a) extend the time for the performance of any of the obligations or other acts of the parties or (b) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such party. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder or under the Purchase Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or under the Purchase Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

ARTICLE XII

NOTICE

Section 12.1. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section 12.1):

If to Licensor, to:

Dana Corporation

P.O. Box 1000

Toledo, Ohio 43697-1000

Attn: General Counsel & Secretary

Tel: (419) 535-4500

Fax: (419) 535-4544

If to Licensee, to:

Affinia Automotiva Ltda

Avenida Presidente Médice

939 Pavilhão C - Jardim Mutinga

City of Osasco, State of São Paulo 06268-000

Brazil

with a copy to:

Affinia Group Inc.

1101 Technology Drive

Suite 100

Ann Arbor, Michigan 48108

Attn: Steve Keller

Tel: (734) 827-5430

Fax: (734) 827-5403

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: William E. Curbow

Tel: (212) 455-3160

Fax: (212) 455-2502

ARTICLE XIII

CONFIDENTIALITY

Each party shall, and shall cause its subsidiaries to, hold in strict confidence the terms and conditions of this Agreement; provided that such confidential information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by the other party or its subsidiaries after the Effective Date. Notwithstanding the foregoing sentence, nothing shall prohibit a party from making any disclosure to the extent such party’s counsel advises that such disclosure is required by or advisable under Law or regulation or rule.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DANA CORPORATION	AFFINIA AUTOMOTIVA LTDA.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

DANA INDÚSTRIAS LTDA.

By:

Name:

Title:

Date:

WITNESSES

Name:
Id:

Name:
Id:

ATTACHMENT A

Product Line	Trademarks	Remarks
Carburetors	BROSOL and CONFETTI DESIGN	trademarks BROSOL and CONFETTI DESIGN must be used jointly for this product, as shown herein
Elastomers	ALBARUS
Fuel Pumps	BROSOL and CONFETTI DESIGN	trademarks BROSOL and CONFETTI DESIGN must be used jointly for this product, as shown herein
CARTER
Oil Pumps	BROSOL and CONFETTI DESIGN	trademarks BROSOL and CONFETTI DESIGN must be used jointly for this product, as shown herein
Sealing Products (Gaskets)	STEVAUX and CONFETTI DESIGN	trademarks STEVAUX and CONFETTI DESIGN must be used jointly for this product, as shown herein
Water Pumps	URBA and CONFETTI DESIGN	trademarks URBA and CONFETTI DESIGN must be used jointly for this product, as shown herein
	BROSOL and CONFETTI DESIGN	trademarks BROSOL and CONFETTI DESIGN must be used jointly for this product, as shown herein

ATTACHMENT B

Product Line	Trademarks	Remarks
Driveshaft Components	SPICER and CONFETTI DESIGN	trademarks SPICER and CONFETTI DESIGN must be used jointly for this product, as shown herein
Elastomers	SPICER and CONFETTI DESIGN	trademarks SPICER and CONFETTI DESIGN must be used jointly for this product, as shown herein
Rear Axle Components	SPICER and CONFETTI DESIGN	trademarks SPICER and CONFETTI DESIGN must be used jointly for this product, as shown herein

ATTACHMENT C

Non-DANA Products in which the trademarks of the Licensed Marks May Be Used

	Product Line	Trademark(s)	Remarks
1	Coolant (Light and Heavy Duty service)	URBA and CONFETTI DESIGN	trademarks URBA and CONFETTI DESIGN must be used jointly for this product, as shown herein
2	Electric Fuel Pumps	BROSOL and CONFETTI DESIGN	trademarks BROSOL and CONFETTI DESIGN must be used jointly for this product, as shown herein
3	Sender Temperature and Thermostats	URBA and CONFETTI DESIGN	trademarks URBA and CONFETTI DESIGN must be used jointly for this product, as shown herein

ATTACHMENT D

Non-DANA Products in Which the trademarks of the Licensed Marks May Be Used

The right to use the Trademarks set forth below shall terminate on March 9, 2009.

	Product Line	Trademark(s)	Remarks
1	Engine Bearings	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
2	Engine Camshaft	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
3	Engine Kits	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
4	Engine Liner	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
5	Engine Piston Dressed	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
6	Engine Pistons	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
7	Engine Valves	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein

	Product Line	Trademark(s)	Remarks
8	Engine Valves Lifters	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein
9	Gaskets Adhesive, Silicon and Micro Oil	CONFETTI DESIGN	trademarks PERFECT CIRCLE and CONFETTI DESIGN must be used jointly for this product, as shown herein

ATTACHMENT E

LICENSED MARKS

Trademark	Country	Appl. No.	Filing Date	Reg. No.	Reg. Date
ALBARUS	Brazil		8/4/1953	002196760	4/27/1999
ALBARUS	Brazil		9/25/1974	006345069	6/10/1996
ALBARUS	Chile			719363	3/7/2005
ALBARUS	Colombia		12/16/1983	112853	4/4/2001
ALBARUS	Nigeria		12/24/1999	41321	2/24/1989
ALBARUS	Paraguay		4/12/1985	187047	11/5/1995
ALBARUS	Paraguay		4/12/1985	187046	11/5/1995
ALBARUS	Paraguay		4/12/1985	187048	11/5/1995
ALBARUS	Paraguay			187049	11/5/1995
ALBARUS	South Africa		3/24/2002	2235	3/24/1992
ALBARUS	Uruguay		10/15/1992	325677	11/23/2000
ALBARUS	Uruguay		12/29/2004	359192	9/28/2005
ALBARUS	Venezuela		5/6/1983	119254	4/24/2001
BROSOL	Argentina			1496349	12/31/2003
BROSOL	Bolivia			55011-A	6/28/1999
BROSOL	Bolivia			55010-A	6/28/1999
BROSOL	Brazil		3/9/1958	005002044	9/13/2003
BROSOL	Brazil		2/27/1976	006529372	3/10/1977
BROSOL	Chile			688560	3/12/2004
BROSOL	Colombia			192822	1/21/1997
BROSOL	Ecuador			4952/97	12/10/1997
BROSOL	Paraguay			220349	12/2/1998
BROSOL	Paraguay		12/2/1998	219944	12/2/1998
BROSOL	Paraguay		12/2/1998	219843	12/2/1998
BROSOL	Paraguay			220350	12/2/1998
BROSOL	Peru	295842	11/2/2006	29120	9/11/1996
BROSOL	South Africa	2003/09029	6/3/2003
BROSOL	Uruguay			256374	9/3/1993
CONFETTI DESIGN	Argentina	2546858	10/8/2004	2044041	9/23/2005
CONFETTI DESIGN	Argentina	2546859	10/8/2004	2044042	9/28/2005
CONFETTI DESIGN	Argentina	2546857	10/8/2004	2044047	9/28/2005
CONFETTI DESIGN	Argentina	2546861	10/8/2004	2044044	9/28/2005
CONFETTI DESIGN	Argentina	2546860	10/8/2004	2044043	9/23/2005
CONFETTI DESIGN	Brazil	818852348	10/25/1995	818852348	8/25/1998

Trademark	Country	Appl. No.	Filing Date	Reg. No.	Reg. Date
CONFETTI DESIGN	Iran	Z1231003	6/10/2004	839020	1/20/2005
CONFETTI DESIGN	Madrid Protocol	Z1231003	6/10/2004	839020	1/20/2005
CONFETTI DESIGN	South Africa	2003/09885	6/17/2003
CONFETTI DESIGN	Ukraine	Z1231003	6/10/2004	839020	1/20/2005
CONFETTI DESIGN	Uruguay	357674	10/8/2004	357674	5/27/2005
POWERTRAIN	Brazil		2/9/1984	811464288	8/6/1995
POWERTRAIN	Brazil		2/9/1984	811464270	12/17/1995
SPICER	Africa (OAPI)	87453	6/20/1997	37983	6/20/1997
SPICER	Africa (OAPI)	81303	5/8/1992	31726	5/8/1992
SPICER	Algeria	970497	4/22/1997	53018	4/22/1997
SPICER	Andorra	7239	7/4/1997	6881	7/4/1997
SPICER	Argentina	2003360	10/6/1995	1616812	6/24/1996
SPICER	Argentina	1995054	8/10/1995	1611023	8/12/1996
SPICER	Azerbaijan	97.3082/3	6/2/1997	991341	11/15/1999
SPICER	Bolivia	15339	8/12/1980	55952	9/23/2000
SPICER	Brazil	301065	1/16/1981	002570530	8/28/2001
SPICER	Brazil			200049178	8/28/2001
SPICER	Chile	518483	2/20/2001	598059	6/22/2001
SPICER	Colombia	119002	12/26/1974	45542	2/28/2000
SPICER	Ecuador	16891	5/10/1995	2727-95	7/25/1995
SPICER	Egypt		8/22/1987	53497	8/22/1997
SPICER	Iran	45402	12/8/1968	32295	12/8/1998
SPICER	Israel	T/32628	9/10/2005	32628	9/10/2005
SPICER	Israel	T/32627	9/10/2005	32627	9/10/2005
SPICER	Jordan	46273	7/30/2004	46273	6/14/1998
SPICER	Kazakhstan	10125	6/6/1997	7887	6/6/1997
SPICER	Kenya	46028	6/20/2004	KE/T/1997/046028	6/20/2004
SPICER	Kuwait	4917	3/5/2002	5494	3/5/2002
SPICER	Lebanon	95-01-125756	7/31/1997	73046	7/31/1997
SPICER	Libya	830	3/20/2004
SPICER	Lithuania	97-1778	6/17/1997	35507	6/17/1997
SPICER	Madagascar	97/0265	7/16/1997	02615	7/16/1997
SPICER	Nigeria	43467	2/28/1983	43467	2/28/1983
SPICER	Paraguay	7626	4/12/1996	191470	5/6/1996
SPICER	Peru	156033	7/3/2002	98837	8/14/2002

Trademark	Country	Appl. No.	Filing Date	Reg. No.	Reg. Date
SPICER	Peru	157593	7/19/2002	99256	9/11/2002
SPICER	Saudi Arabia	43/1402	3/30/2001	123/16	3/30/2001
SPICER	South Africa	73/4827	9/14/2003	73/4827	3/27/2003
SPICER	South Africa	73/4828	9/14/1973	73/4828	3/27/2003
SPICER	Syria	11644	6/19/2001	21624	9/23/2001
SPICER	Turkmenistan	97310367	6/6/1997	5668	12/11/2000
SPICER	Ukraine	97061705	6/9/1997	19415	5/15/2001
SPICER	United Arab Emirates	27298	6/24/1998	21840	8/14/1999
SPICER	Uzbekistan	MBGU 9700761	7/4/1997	13328	3/5/2005
SPICER	Venezuela	16157	6/25/1991	40059-F	7/11/1976
SPICER	Yemen, Republic of	10465	6/15/1997	9180	3/8/1999
URBA	Argentina	2560768	9/20/1990	2062847	1/16/2006
URBA	Argentina	2686203	7/17/2006	1614978	9/10/1996
URBA	Bolivia	65304-C	10/31/1995	65304-C	1/28/1998
URBA	Brazil	006067956	1/20/1969	006067956	4/10/2005
URBA	Brazil		10/22/1962	003792420	7/17/1998
URBA	Brazil	800206673	7/25/1980	800206673	12/12/2002
URBA	Brazil	820874426	8/26/1998	820874426	12/11/2001
URBA	Brazil	003923509	5/13/1969	003923509	5/13/1999
URBA	Brazil		8/13/1963	003865258	12/16/1998
URBA	Brazil		8/13/1963	003909158	3/6/1999
URBA	Brazil		3/17/1969	003909166	3/17/1999
URBA	Brazil		12/27/1968	003879143	12/27/1998
URBA	Brazil		3/12/1969	003913031	3/12/1999
URBA	Brazil	003924351	5/20/1969	003924351	5/20/1999
URBA	Brazil	003862550	8/13/1963	003862550	12/13/1998
URBA	Brazil	003909557	3/6/1969	003909557	3/6/1999
URBA	Brazil		8/13/1963	003859991	12/11/1998
URBA	Brazil	003938840	6/27/1969	003938840	6/27/1999
URBA	Brazil	003938832	6/27/1969	003938832	6/27/1999
URBA	Brazil	820874418	8/26/1998	820874418	12/11/2001
URBA	Brazil		3/6/1969	003909565	3/6/1999
URBA	Ecuador	2278-97	11/20/1995	2278-97	8/15/1997
URBA	Paraguay	132738		218373	3/30/1999
URBA	Peru	286363	12/4/1996
URBA	Peru	262930	12/9/2005	23872	3/5/2006
URBA	Uruguay	282304	10/26/1995	282304	7/14/1997

EXHIBIT F

SECOND AMENDED AND RESTATED COMMISSION AGREEMENT

[Letterhead of AFFINIA]

Buenos Aires, December     , 2007

Dana Argentina S.A.

Ave. del Libertador 602, 4th

City of Buenos Aires

Argentina

Dear Sirs,

In our capacity as representatives of Brake Parts Argentina S.A., we hereby address Dana Argentina S.A. for the purposes of making the following irrevocable offer (hereinafter, the “Offer”).

This Offer is subject to the following terms and conditions:

This Second Amended and Restated Commission Agreement, dated as of December     , 2007 (the “Agreement”), amends and restates, effective as of the date hereof, the Commission Agreement entered into by and between Dana Argentina S.A., Dana San Juan S.A. and Dana San Luis S.A. (hereinafter jointly denominated “Dana”), and Brake Parts Argentina S.A. (hereinafter, “Brake Parts”), (hereinafter, “Dana” and “Brake Parts” jointly denominated, the “Parties”) on the 1st day of November, 2004, and as amended and restated on April 30, 2007.

WHEREAS

Dana manufactures and/or outsources the products described in Annex A (hereinafter, the “Products”);

Brake Parts provides the services of marketing, advertising and sales administration, purchase order administration, billing, inventory management, logistics, freight and technical assistance coordination; and

Dana desires to hire the services of Brake Parts in relation to the Products marketing, advertising and sales administration, purchase order administration, billing, inventory management, logistics, freight and technical assistance coordination, and Brake Parts desires to provide those services to Dana in relation to the Products.

CONFIDENTIAL

NOW THEREFORE

In consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1. Description of Services: The services hereof consist of the performance of marketing and advertising campaigns, the reception and processing of purchase orders, the delivery of the Products, billing and providing information to Dana for its collection of payment process, the reception of the product in the warehouse, the management of the inventory and logistic, freight and technical assistance coordination related to the reception and delivery of the Products (hereinafter, the “Services”), all to be performed by Brake Parts substantially as heretofore provided by Dana for itself.

2. Price of the Services: For the rendering of the Services, the Parties agree that Dana shall pay to Brake Parts an amount equivalent to 9.7% of the sale of the Products net of any returns or credits against sales and excluding IVA and other taxes, but including any IVA payable for these Services.

2.1 Payment of Fees: Brake Parts shall invoice to Dana its fees for the rendering of the Services monthly. The payments shall be made within 30 (thirty) days of receipt of the invoice by wire transfer to an account designated in writing by Brake Parts from time to time. If Dana fails to make timely payments, default pro rata interest the annual rate of ten percent (10%) will be applied on the amount due until the effective date of payment.

3. Term: This agreement shall be valid for an indefinite term.

3.1 Termination: Either of the parties may terminate this Agreement without cause by notifying to the other its desire to terminate the Agreement at least six (6) months in advance of the effective termination date, provided that no termination may be effective until at least seventy-three (73) months from November 30, 2004 have lapsed. Upon termination, Brake Parts shall deliver all Products in its possession to Dana at Dana’s plant in El Talar in good and salable condition, and shall promptly account to Dana for all inventories not so returned at Dana’s book value therefor.

4. Duties of Brake Parts: Brake Parts will, at all times hereunder, perform its obligations in a good, professional and workmanlike manner, in compliance with all applicable laws and regulations, and in a manner which is reasonably satisfactory to Dana.

4.1 Brake Parts shall be exclusively responsible for all costs deriving from the rendering of the Services. Brake Parts shall: (i) make its best efforts in marketing, advertising and selling the Products; (ii) use its best endeavors in properly managing the inventory; and (iii) adequately store, protect and coordinate the freight and logistics of reception and delivery of the Products. Brake Parts shall have the right to accept orders on Dana’s behalf, but only in accordance with any instructions which Dana may give from time to time in its sole discretion regarding all terms and conditions of sale and the credit terms applicable to any customer. Dana agrees not to change its collection terms for a term of 180 days and thereafter will consult with Brake Parts before implementing any changes. Notwithstanding the foregoing, Dana reserves the right to change its prices and to decide the amount of credit to be granted to its individual customers with reasonable prior advice to Brake Parts.

CONFIDENTIAL

4.2 Inventory: Notwithstanding Dana’s right to insure the inventory, Brake Parts shall be responsible to Dana for broken parts while in its care and all inventory shrinkage in excess of the base line of 1/4% per year. For purposes of this Agreement “shrinkage” shall mean a loss or disappearance of goods, caused by unknown means and discoverable only through the taking of physical inventory or by accounting methods (“Shrinkage”). Nothing in this Clause shall give rise to ownership of inventory by Brake Parts.

4.3 Transfer of Risk: The risk associated with all goods in relation to which Brake Parts provides Services to Dana shall pass onto Brake Parts upon unloading of the incoming goods at the warehouse operated by Brake Parts (currently the warehouse located at El Talar). Such risk passes onto the carrier after Brake Parts has loaded them on to the carrier’s vehicle.

4.4 Product Warranty. The Products’ warranties are valid for one hundred and eight (180) days as of the acquisition of the Product by its end user, excepting chassis parts, which are warranted for one (1) year as of its acquisition by the end user, or any longer period required by Argentine law. Dana retains the right to modify the Products’ warranties at any time provided that (i) such modification is consistent with applicable Argentine law; and (ii) the modification is notified in writing to Brake Parts one hundred and eighty (180) days before it becomes effective.

4.4.1. Defective Products. Any defective Product may be replaced by a new Product or its price may be used by the buyer as credit. It will apply if the defect is a result of Dana’s or Dana’s suppliers manufacture, application information, packaging and/or transportation to the Brake Parts warehouses or as otherwise provided for under the Argentine consumer protection legislation. Dana shall reimburse Brake Parts for any liabilities to customers and reasonable expenses incurred by Brake Parts as a result of such defective Product. To the extent a Product is recalled, Dana shall reimburse Brake Parts for any liability and reasonable expenses incurred by Brake Parts in connection with such recall.

4.4.2. Indemnification. Dana agrees to indemnify, defend, and hold Brake Parts harmless from and against any and all claims, judgments, fines, causes of action, demands, complaints, arbitrations, assessments, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel whether involving a third-party claim or solely between the parties to this Agreement) caused by the Products. This Clause will not be applicable when the contingencies above detailed are caused solely by a grossly negligent handling of the Product by Brake Parts.

4.4.3. Whenever a claim shall arise for indemnification under Section 4.4.2, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten business days prior to the time any response to the asserted claim is required, if possible, and in any event within five business days following receipt of notice thereof. Failure to give such notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 4.4.2, except to the extent that the Indemnifying Party is prejudiced by

CONFIDENTIAL

such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party (and whose fees shall be borne by the Indemnifying Party). If an Indemnifying Party assumes the defense of, and the full responsibility for paying or otherwise discharging, any such claim or legal proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or legal proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or legal proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Section 4.4.2, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information at the Indemnifying Party’s expense. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of Section 4.4.3.

4.4.4. Brake Parts will be responsible for all warranty technical pre-analysis before any Product is returned to Dana. Any Product returned to Dana must be accompanied by the technical warranty report filed by Brake Parts’ field technicians according to Dana’s current warranty policies and any other documentation reasonably requested by Dana. Brake Parts is fully aware of Dana’s warranty policies in force as of the date hereof. The fulfillment by Dana of the obligations set forth in paragraphs 4.4.1. and 4.4.2. is subject to the previous accomplishment by Brake Parts of the obligations set forth in this paragraph.

4.4.5. Brake Parts will provide service for direct and indirect customers regarding technical assistance, warranty analysis, training and field visits.

CONFIDENTIAL

4.4.6. Brake Parts shall not modify the Product’s warranty conditions set forth in paragraphs 4.4.1. and 4.4.2. above unless agreed to in writing by Dana; and, whenever asked by a client, will inform exactly such warranty conditions.

4.4.7. Dana shall be responsible for providing accurate application installation, maintenance and use information to Brake Parts as soon as available or as reasonably required by Brake Parts for promotional, training and technical materials to be produced by Brake Parts.

4.4.8. The provisions of Section 4.4 of this Agreement shall only apply to Products sold by Dana.

4.5 Confidentiality: Each Party and its employees and officers agree that they will not at any time during the effectiveness of the Agreement and thereafter, divulge to any person or entity any non-public information received by them during or after the term of this Agreement with regard to the personal, financial, or other affairs of the other Party, and that such information shall be kept confidential and shall not be revealed to third parties without written authorization by the other Party to such effect; provided that any party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal process, including any tax audit or litigation (provided that, prior to such disclosure, (x) such party shall provide the other party with reasonable advance written notice of such requirement so that the other party may seek a protective order or other appropriate remedy prior to disclosure and (y) such party shall not oppose any action (and will, if and to the extent requested, cooperate with, assist and join with the other party in any reasonable action) by the other party to obtain an appropriate protective order or other reliable assurance that strict confidential treatment will be accorded the confidential information. The obligations under this Section 4.5 shall not apply to (i) information that is already in the possession of the disclosing party; provided such information is not known by the disclosing party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or another party, (ii) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the disclosing party or its affiliates; (iii) information that becomes available to a party on a non-confidential basis from a source other than the other party, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party.

4.6 Labor Liability: The personnel of Brake Parts, whether directly or indirectly affected to render the Services (the “Affected Personnel”), shall not be considered under a dependency relationship or employment contract with Dana under any circumstances. Brake Parts shall be the sole and exclusive employer of the Affected Personnel for all purposes. Brake Parts shall be the sole responsible for the compliance with all labor, tax and social security obligations in relation with the Affected Personnel, as well as with the payment of remunerations, social security withholdings and contributions, union contributions, indemnifications and any other labor concepts payable to the personnel assigned by Brake Parts to render the Services (hereinafter referred to as, jointly, the “Labor Obligations”).

4.6.1. Upon request by Dana, Brake Parts shall render evidence of the effective fulfillment of its Labor Obligations in relation with the Affected Personnel through an accounting certification

CONFIDENTIAL

issued by a registered accountant, proving the payment of all salaries, wages and social security withholdings and contributions corresponding to such personnel.

5.	Insurance

5.1 Liability Insurance of Brake Parts: As long as this agreement remains in effect, Brake Parts shall maintain a policy of civil general liability insurance (occurrence form) having a bodily injury and property damage combined single limit of not less than the A$3,000,000 per occurrence and annual aggregate and providing coverage for, among other things, blanket contractual liability, premises operations, products and completed operations. Dana shall be named an additional insured but only as respects allegations of gross negligence or willful misconduct of Brake Parts Argentina.

5.2 Liability Insurance of Dana: As long as this agreement remains in effect, Dana shall take out and maintain in force a policy of civil general liability insurance (occurrence form) having a bodily injury and property damage combined single limit of not less than the Argentine Pesos equivalent of A$300,000.

5.3 Employer’s Liability: To the extent available on commercially reasonable terms, Brake Parts shall take out and maintain at all times during the term of this Agreement, such employer’s liability insurance as is legally required in the jurisdiction in which the work under this agreement is being performed. Insurers providing this coverage shall be licensed to provide such coverage in the jurisdiction in which the operations of Brake Parts being performed for Dana are located.

5.4 Property Insurance of Brake Parts: Brake Parts shall hold property insurance covering the building and their risks arising out of its holding of personal property necessary for its business activities. Such insurance shall be written on an “all risk” form including business interruption covering loss of income, continuing expenses and extra expenses with limits not less than the full replacement cost of the property insured for physical property and the actual loss sustained for business interruption and extra expenses. Insuring against fire, theft, wind, lightning, flood, earthquake, etc. For the sake of clarity it shall be stated that the insurance as described in this Subsection 5.4 does not cover destruction of or damage to Dana’s merchandise. Brake Parts Argentina will permit Dana to perform periodic property loss prevention surveys, at Dana’s expense, through a provided of such services selected by Dana. Brake Parts Argentina, as custodian of Dana’s building and merchandise, will comply with all reasonable loss prevention recommendations as agreed upon jointly by Dana and Brake Parts Argentina.

5.5 Property Insurance of Dana: Dana shall at it’s own cost, take out and maintain in force at all times for the entire duration of this Agreement, an all risk property insurance policy covering loss or destruction of or damage to the building or any merchandise of Dana in Brake Parts possession or while in transit to Brake Parts or any other destination. Dana waives, and hereby undertakes to cause its own insurer to waive, any right to recourse against Brake Parts, Brake Parts’ direct and indirect shareholders and affiliates, Brake Parts’ insurer and Brake Parts’ employees in respect to the categories of loss covered by these insurance policies unless such

CONFIDENTIAL

destruction or damage to Dana’s merchandise were caused by the gross negligence or wilful misconduct of Brake Parts for which Brake Parts is or may be found legally liable.

6. Exclusivity. The Parties undertake to engage each other on exclusive basis in relation with the Services. Thus, Dana shall use Brake Parts exclusively and Brake Parts shall not offer services similar to the Services subject matter to this Service Agreement to any third party without Dana’s prior written consent. However, Brake Parts has the rights to offer similar services to third parties but only on different products to the Products detailed in “Annex A”.

7. Obligations of the Parties in case of Termination: Upon termination of this Agreement for any cause whatsoever, each Party will immediately return to the other Party, or will certify the other Party in writing (if such Party so prefers) the destruction of all documentation, materials and elements of the other Party held by him.

8. Inspection: The Services rendered hereunder are subject to inspection at any time, with reasonable prior notice, by Dana’s representatives.

9. Assignment: Neither Party may assign this Agreement or part of the rights acknowledged in the same without the written prior consent of the other Party. This Agreement shall bind and inure to the benefit of and be enforceable by both Parties and their respective successors and assigns, provided, however, that Brake Parts may assign all or any part of its rights (but not its obligations) under this Agreement. Any purported assignment or transfer in violation of this Section 9 shall be null and void and of no effect.

10. Miscellaneous

10.1 Captions: The captions of the Sections of this Agreement are solely for the convenience of the parties and shall not be considered or referred to in resolving questions or interpretation of this Agreement.

10.2 Severability: Should any one or more of the provisions of this Agreement be invalid, illegal, or unenforceable in any respect under any law or court ruling, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.3 Governing law and jurisdiction: This Agreement shall be governed by the laws of the Republic of Argentina. Any dispute, controversy or difference resulting between the Parties with respect to this Agreement will be resolved by and according to the Arbitration Rules of the Stock Exchange of the City of Buenos Aires. The award of the arbitrators will be final and mandatory for the parties.

10.4 Notices: For purposes of this Agreement, the Parties establish that all notices to be served under this Agreement will be valid, including court and/or out of court notices:

To Dana:

Dana Argentina S.A.

CONFIDENTIAL

Ave. del Libertador 602, 4th. Floor

City of Buenos Aires

Argentina

Tel:(054 11) 4736-6300

Attn.: Victor Dubitzky

with a copy to:

Dana Corporation

P.O. Box 1000

Toledo, Ohio 43697-1000

Tel: (419) 535-4500

Fax: (419) 535-4544

Attn: General Counsel

and an additional copy to:

Quattrini, Laprida & Associates

Av. del Libertador 602, 4th Floor

Buenos Aires

Tel: (54 11) 4814-1190

Fax: (54 11) 4814-1091

Attn.: Juan José Castagnola

To Brake Parts:

Brake Parts Argentina S.A.

Cerrito 740, 16th Floor

City of Buenos Aires

Argentina

Tel: (54 11) 4379-6800

Attn.: Horacio De Giuli

with a copy to:

Affinia Group Inc.

1101 Technology Drive

Suite 100

Ann Arbor, Michigan 48108

Tel: (734) 827-5430

Fax: (734) 827-5403

Attn: Steve Keller

CONFIDENTIAL

and an additional copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

USA

Tel: (212) 455-3160

Fax: (212) 455-2502

Attn.: William E. Curbow

and an additional copy to:

Estudio Beccar Varela

Cerrito 740, 16th Floor

1309 City of Buenos Aires

Argentina

Tel: (54 11) 4379-6800

Attn: Emilio Beccar Varela

Any of the Parties hereto may modify the domicile above indicated, serving a written notice upon the other Party including his new domicile. Such change of domicile will not be considered effected until the respective notice has been effectively received by the other Party.

IN WITNESS WHEREOF, the parties hereto have executed or caused these presents to be executed in duplicate (each of which duplicate shall deemed to be an original) as of the day and year first written above.

Brake Parts Argentina S.A.	Dana Argentina S.A.

By:	By:
Its:	Its:

Dana San Juan S.A.	Dana San Luis S.A.

By:	By:
Its:	Its:

Yours sincerely,

Brake Parts Argentina, S.A.
By: Horacio de Giuli
Its: President

CONFIDENTIAL

Exhibit A

Current Service to Dana Affiliates

Product	Brand	Source - Dana Affiliate
Driveshaft Components	Spicer / Powertrain	Dana Argentina S.A. Div. Spicer Cardanes
Chassis Parts	Thompson / Nakata	Dana Argentina S.A. Div. Suspensión y Dirección Dana San Luis S.A.

CONFIDENTIAL

EXHIBIT G

NON-EXCLUSIVE LIST OF AFFINIA CLAIMS TO BE DISALLOWED

Claim #	Claimant	Debtor	Date Filed	Claim Amount
13305	AFFINIA SOUTHERN HOLDINGS LLC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
12917	AFFINIA SOUTHERN HOLDINGS LLC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11726	AFFINIA RECEIVABLES LLC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11724	GRUPO AFFINIA MEXICO SA DE CV	Dana Corporation / 06/10354	9/20/2006	Unliquidated
11722	AFFINIA VENEZUELA CA	Dana Corporation / 06/10354	9/20/2006	Unliquidated
11721	AFFINIA INTERNATIONAL HOLDING CORP.	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11720	AFFINIA HOLDINGS SAS	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11690	AFFINIA SERVICE ADMINISTRATIVOS SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11689	AFFINIA PRODUCTS CORP	Dana Corporation / 06/10354	9/20/2006	Unliquidated
11688	AFFINIA POLAND SP ZO O	Dana Corporation / 06/10354	9/20/2006	Unliquidated
11687	AFFINIA NETHERLANDS HOLDINGS BV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11686	AFFINIA DISTRIBUCION MEXICO SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11685	AFFINIA CAYMAN CORP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11684	AFFINIA CANADA LP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11683	AFFINIA CANADA HOLDINGS CORP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11682	AFFINIA CANADA GP CORP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11679	AFFINIA GROUP HODLINGS INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11678	AFFINIA GROUP INTERMEDIATE HOLDINGS INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11677	AFFINIA AUTOMOTIVE IRELAND LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11681	AFFINIA CANADA CORP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11691	ARVIS SRL	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11692	AUTO-ELECTRICOS DE MEXICO SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11693	AUTOMOTIVE BRAKE COMPANY INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11694	BALATAS AMERICAN BRAKEBLOK SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11695	BRAKE PARTS ARGENTINA SA	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11696	BRAKE PARTS INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
12915	FANACIF SA	Dana Corporation / 06-10354	9/20/2006	Unliquidated

12916	FARLOC ARGENTINA SAIC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
12697	FRENOS LUSAC S de Rl de E CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11698	IROGUIS TOOL SYSTEMS INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11700	ITAPSA SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11699	KRIZMAN INTERNATIONAL INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11701	LUSAC COMPHIA DE MEXICO SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11702	MOPROD IRELAND LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11703	PELLEGRINO DISTRIBUIDORA AUTOPECAS LTDA	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11704	PRODUCCIONES AUTOMOTRICES SA DE CV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11705	QUINTON HAZELL AUTOMOTIVE LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11706	QUINTON HAZELL BELGIUM SA	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11707	QUINTON HAZELL DEUTSCHLAND GMBH	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11708	QUINTON HAZELL ESPANA SA	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11723	QUINTON HAZELL FRANCE SAS	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11709	QUINTON HAZELL ITALIA SPA	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11710	QUINTON HAZELL LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11711	QUINTON HAZELL LUXEMBOURG SARL	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11712	QUINTON HAZELL NEDERLAND BV	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11713	QUINTON HAZELL POLSKA SP ZO O	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11725	SUPRA GROUP LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11714	WIX FILTRATION CORP	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11715	WIX FILTRATION MEDIA SPECIALISTS INC	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11716	WIX FILTRATION PRODUCTS EUROPE LIMITED	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11718	WIX FILTRON SP ZO O UKRAINE	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11717	WIX FILTRON SP ZP P POLAND	Dana Corporation / 06-10354	9/20/2006	Unliquidated
11719	WIX HELSA COMPANY	Dana Corporation / 06-10354	9/20/2006	Unliquidated